Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

between
ENERVEST HOLDING, L.P.,
ENERVEST ENERGY INSTITUTIONAL FUND XII-A, L.P.,
ENERVEST ENERGY INSTITUTIONAL FUND XII-WIB, L.P.
and
ENERVEST ENERGY INSTITUTIONAL FUND XII-WIC, L.P.,
as Sellers,
and
QEP Energy company,
as Buyer,

dated
December 6, 2013

Exhibit 10.1

Exhibit 10.1

4.5	Bankruptcy	9
4.6	Litigation	9
4.7	Material Contracts	9
4.8	Gathering and Transportation	10
4.9	Compliance with Law	10
4.10	Preferential Purchase Rights	10
4.11	Royalties, Etc	10
4.12	Imbalances	10
4.13	Current Commitments	10
4.14	Operating Expenses for New Wells	10
4.15	Environmental Representation and Warranty	10
4.16	Taxes	11
4.17	Well Status	11
4.18	Calls on Production	11
4.19	Tax Partnerships	11
4.20	Wells	11
4.21	Brokers’ Fees	11
4.22	EnerVest Assets	11
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		12
5.1	Organization, Existence and Qualification	12
5.2	Authority, Approval and Enforceability	12
5.3	No Conflicts	12
5.4	Consents	12
5.5	Bankruptcy	12
5.6	Litigation	12
5.7	Financing	13
5.8	Regulatory	13
5.9	Independent Evaluation	13
5.10	Brokers’ Fees	13
5.11	Accredited Investor	13
ARTICLE VI CERTAIN AGREEMENTS		13
6.1	Conduct of Business	13
6.2	Successor Operator	14
6.3	Governmental Bonds	14
6.4	Record Retention	15
6.5	Knowledge of Breach	15

Exhibit 10.1

6.6	Amendment of Schedules	15
6.7	Non-Solicitation of Employees	15
6.8	Sellers’ Existence	16
6.9	Financial Statements	16
ARTICLE VII BUYER’S CONDITIONS TO CLOSING		16
7.1	Representations	16
7.2	Performance	16
7.3	No Legal Proceedings	16
7.4	Title Defects and Environmental Defects	17
7.5	Closing Deliverables	17
ARTICLE VIII SELLERS’ CONDITIONS TO CLOSING		17
8.1	Representations	17
8.2	Performance	17
8.3	No Legal Proceedings	17
8.4	Title Defects and Environmental Defects	17
8.5	Replacement Bonds and Guarantees	17
8.6	Closing Deliverables	17
ARTICLE IX CLOSING		17
9.1	Date of Closing	17
9.2	Place of Closing	18
9.3	Closing Obligations	18
9.4	Records	18
ARTICLE X ACCESS; DISCLAIMERS		18
10.1	Access	19
10.2	Confidentiality	20
10.3	Disclaimers	20

Exhibit 10.1

ARTICLE XI TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS		20
11.1	Sellers’ Title	21
11.2	Notice of Title Defects; Defect Adjustments	22
11.3	Casualty Loss	26
11.4	Consents to Assign	26
ARTICLE XII ENVIRONMENTAL MATTERS		27
12.1	Notice of Environmental Defects	27
12.2	NORM, Asbestos, Wastes and Other Substances	29
ARTICLE XIII ASSUMPTION; INDEMNIFICATION; SURVIVAL		30
13.1	Assumed Obligations; Specified Obligations	30
13.2	Indemnities of Sellers	30
13.3	Indemnities of Buyer	31
13.4	Limitation on Liability	31
13.5	Express Negligence	32
13.6	Exclusive Remedy	32
13.7	Indemnification Procedures	32
13.8	Survival	33
13.9	Waiver of Right to Rescission	34
13.10	Insurance, Taxes	34
13.11	Non-Compensatory Damages	34
13.12	Disclaimer of Application of Anti-Indemnity Statutes	35
13.13	Specified Obligation Disputes	35
ARTICLE XIV TERMINATION, DEFAULT AND REMEDIES		36
14.1	Right of Termination	36
14.2	Effect of Termination	37
14.3	Return of Documentation and Confidentiality	37

Exhibit 10.1

ARTICLE XV MISCELLANEOUS		37
15.1	Appendices, Exhibits and Schedules	37
15.2	Expenses and Taxes	37
15.3	Assignment	38
15.4	Preparation of Agreement	39
15.5	Publicity	39
15.6	Notices	39
15.7	Further Cooperation	40
15.8	Filings, Notices and Certain Governmental Approvals	40
15.9	Entire Agreement; Conflicts	41
15.10	Parties in Interest	41
15.11	Amendment	41
15.12	Waiver; Rights Cumulative	41
15.13	Governing Law; Jurisdiction	41
15.14	Severability	42
15.15	Removal of Name	42
15.16	Counterparts	42
15.17	Seller Representative	42
15.18	Like-Kind Exchange	43

Exhibit 10.1

LIST OF EXHIBITS AND SCHEDULES

Annex I	Defined Terms
Exhibit A	Leases
Exhibit B	Existing Wells
Exhibit C	Applicable Contracts
Exhibit D	Easements and Surface Contracts
Exhibit E	Personal Property
Exhibit F	Excluded Assets
Exhibit G	Form of Assignment and Bill of Sale
Exhibit H	Form of Transition Services Agreement

Schedule 2.3	New Wells
Schedule 3.8	Allocated Values
Schedule 4.4	Consents
Schedule 4.6	Litigation
Schedule 4.7	Material Contracts
Schedule 4.8	Gathering and Transportation Agreements
Schedule 4.9	Violation of Laws
Schedule 4.11	Royalties
Schedule 4.12	Imbalances
Schedule 4.13	Current Commitments
Schedule 4.14	Pre-Effective Time New Well Costs
Schedule 4.15	Environmental Compliance
Schedule 4.16	Taxes
Schedule 4.21	Asset Taxes
Schedule 6.1	Conduct of Business

Exhibit 10.1

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 6th day of December, 2013 (the “Execution Date”), and is between EnerVest Holding, L.P., a Texas limited partnership (“EnerVest Holding”), EnerVest Energy Institutional Fund XII-A, L.P., a Delaware limited partnership (“EnerVest XII-A”), EnerVest Energy Institutional Fund XII-WIB, L.P., a Delaware limited partnership (“EnerVest XII-WIB”) and EnerVest Energy Institutional Fund XII-WIC, L.P., a Delaware limited partnership (“EnerVest XII-WIC”) (collectively “Sellers” and each individually a “Seller,”) and QEP Energy Company, a Texas corporation (“Buyer”). Sellers and Buyer are each referred to as a “Party” and collectively referred to as the “Parties.”
RECITALS
Each Seller desires to sell and assign, and Buyer desires to purchase and pay for, all of each Seller’s right, title and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).
NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1     Defined Terms Capitalized terms used herein shall have the meanings set forth in Annex I, unless the context otherwise requires.

1.2    References and Rules of Construction. All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$”, “dollars” or “Dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference to any agreement (including this Agreement), document or instrument shall include such agreement, document or instrument as amended or modified (including any waiver or consent) and in effect from time to time.

ARTICLE II
PURCHASE AND SALE
2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, each Seller agrees to sell, and Buyer agrees to purchase and pay for, as of the Effective Time, all of such Seller’s right, title and

Exhibit 10.1

interest, whether present, contingent or reversionary, in and to the assets described in Section 2.1(a) through Section 2.1(g) (such assets, less and except the Excluded Assets, collectively, the “Assets”):

(a)the oil and gas leases covering lands in Andrews, Crockett and Martin Counties, Texas described on Exhibit A, subject to any reservations, limitations or depth restrictions included in the descriptions of such oil and gas leases set forth on Exhibit A, and the lands covered by such leases (whether or not the lands subject to such leaseholds are correctly or sufficiently described on Exhibit A), including working interests, mineral interests, royalty interests, overriding royalty interests, production payments and net profit interests therein subject to the terms, conditions, covenants and obligations set forth in such leases and on Exhibit A (such interest in such leases, the “Leases”);

(b)all wells located on the Leases or on any other lease with which any such property or Lease has been unitized (including the oil, gas, water and disposal wells specifically described on Exhibit B), (collectively, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto;

(c)all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”);

(d)to the extent that they may be assigned, all Applicable Contracts and all rights thereunder;

(e)to the extent that they may be assigned, all permits, licenses, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights to the extent appurtenant to or used primarily in connection with the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Leases, Wells or Units or any of the Assets, including those described on Exhibit D;

(f)all equipment, machinery, tanks, pipe, fixtures, SCADA systems and associated communication equipment, vehicles and other personal, moveable and mixed property, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, gas and oil treating facilities, power lines and other appurtenances, inventory, improvements, doghouses, storage facilities and similar structures, flowlines, pipelines, gathering systems and appurtenances thereto, located on any of the Assets that is primarily used in connection therewith as of the Effective Time, including those described on Exhibit E (collectively, the “Personal Property”);

(g)all of the files, records, maps, information and data, whether written or electronically stored, primarily relating to the Assets in Sellers’ or its Affiliates’ possession, including: (i) land, division order and title records (including abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, engineering, environmental (including all environmental reports, files, audits, assessments, environmental notices of violation from Governmental Authorities (if any) and written notice from landowners regarding any environmental or operating issues (if any)), regulatory, production and accounting records; (v) production, facility and well records; and (vi) geological and geophysical data (including seismic data), interpretive data, electric logs, core data, pressure data, decline curves and production curves (collectively, “Records”).

2.2    Excluded Assets. Sellers shall reserve and retain all of the Excluded Assets.

Exhibit 10.1

2.3    Revenues and Expenses. Subject to the provisions hereof, Sellers shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and all other income, proceeds, receipts and credits) and shall remain responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds), and shall be responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time. Notwithstanding the foregoing, with respect to any well located on the Leases or on any other lease with which any such property or Lease has been unitized and spudded but not completed prior to the Effective Time described on Schedule 2.3 (the “New Wells”), Buyer shall be responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise, for all Operating Expenses attributable to such New Well (net to Sellers’ interest) whether before, on or after the Effective Time. “Operating Expenses” means all operating expenses and all capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged or chargeable to the Assets under the relevant operating agreement or unit agreement, if any, but excluding, for the avoidance of doubt, any Income Taxes and Asset Taxes. After the Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

ARTICLE III
PURCHASE PRICE

3.1    Purchase Price. The purchase price for the Assets shall be Nine Hundred Fifty Million Dollars ($950,000,000) (the “Purchase Price”), adjusted in accordance with this Agreement and payable by Buyer to Sellers at the Closing by wire transfer in immediately available funds to a bank account designated by Sellers in the Preliminary Settlement Statement.

3.2    Deposit.
(a)     No later than the third Business Day after the execution of this Agreement, Buyer shall deposit by wire transfer in same day funds with the Escrow Agent the sum of Fifty Million Dollars ($50,000,000) (such amount, excluding any interest earned thereon, the “Deposit”). If Closing occurs, the Deposit shall be applied toward the Adjusted Purchase Price at Closing, but shall be retained under the Escrow Agreement as the Holdback Amount pursuant to Section 3.10. The fees and expenses of the Escrow Agent shall be borne 50% by Buyer and 50% by Sellers.
(b)    If the transactions contemplated by this Agreement are not consummated because of (i) the failure of Buyer to materially perform any of its obligations hereunder or (ii) the failure of any of Buyer’s representations or warranties hereunder to be true and correct in all material respects as of the date of this Agreement and Closing, then, in such event, Sellers shall have the right to (A) terminate this Agreement and receive from the Escrow Agent the Deposit together with any interest or income thereon, free of any claims by Buyer with respect thereto (and Buyer shall execute joint instructions to the Escrow Agent to that effect), and (B), at its option, seek all additional remedies available at law, and with respect to Buyer’s obligations under Section 6.3 or instructions to the Escrow Agent required under this Agreement, specific performance.
(c)    If this Agreement is terminated by the mutual written agreement of Buyer and Sellers, or if Closing does not occur for any reason other than as set forth in Section 3.2(b), then Buyer shall be entitled to receive the Deposit together with any interest or income thereon from the Escrow Agent, free of

Exhibit 10.1

any claims by Sellers with respect thereto and Sellers shall execute joint instructions to the Escrow Agent to that effect.
(d)    In the event of a termination of this Agreement pursuant to Section 3.2(b) or Section 3.2(c), Buyer and Sellers shall, in each case, also have the rights and obligations set forth in Section 14.2.

3.3    Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:

(a)    The Purchase Price shall be adjusted upward by the following amounts (without duplication):
(i)an amount equal to, to the extent that such amount has been received by Buyer and not remitted or paid to Sellers, the value of all Hydrocarbons from or attributable to the Assets in storage or existing in pipelines, plants and tanks (including inventory) and upstream of the sales meter as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or the sales price, if there is no contract price, in effect as of the Effective Time), less Burdens on such production;

(ii)an amount equal to all Operating Expenses and all other costs and expenses (including drilling and completion costs and other capital expenditures but excluding, for the avoidance of doubt, any Income Taxes and Asset Taxes) paid by Sellers that are attributable to the Assets during the period following the Effective Time, whether paid before or after the Effective Time, including (A) Burdens and (B) rentals and other lease maintenance payments;

(iii)an amount equal to all Operating Expenses and all other costs and expenses (excluding, for the avoidance of doubt, any Income Taxes and Asset Taxes) paid by Sellers that are attributable to the New Wells whether before, on or after the Effective Time;

(iv)the amount of all Asset Taxes allocated to Buyer in accordance with Section 15.2 but that are paid or otherwise economically borne by Sellers;

(v)subject to Section 3.9, to the extent that Sellers are underproduced as shown with respect to the net Well Imbalances set forth on Schedule 4.12, as complete and final settlement of all Well Imbalances attributable to the Assets, an amount equal to the product of the underproduced volumes times (A) $3.50/Mcf for gaseous Hydrocarbons or (B) $90.00/Bbl for liquid Hydrocarbons, as applicable;

(vi)subject to Section 3.9, to the extent that Sellers have overdelivered any Hydrocarbons (that is, Sellers have delivered more product to the pipeline than the pipeline has purchased or redelivered for Sellers) as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth on Schedule 4.12, as complete and final settlement of all Pipeline Imbalances attributable to the Assets, an amount equal to the product of the overdelivered volumes times (A) $3.50/Mcf for gaseous Hydrocarbons or (B) $90.00/Bbl for liquid Hydrocarbons, as applicable;

(vii)to the extent not included as an Operating Expense for which an adjustment was made pursuant to Section 3.3(a)(ii), any bond or insurance premiums paid by or on behalf of Sellers in connection with ownership or operation of the Assets and prorated to the period from and after the Effective Time;

(viii)the portion of the Overhead Costs, if any, attributable to the Assets from and after the Effective Time up to the Closing Date; and

Exhibit 10.1

(ix)any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Sellers and Buyer.

(b)    The Purchase Price shall be adjusted downward by the following amounts (without duplication):
(i)    an amount equal to, to the extent that such amount has been received by Sellers and not remitted or paid to Buyer, all proceeds actually received by Sellers attributable to the ownership or operation of the Assets, including the sale of Hydrocarbons produced therefrom or allocable thereto during the period following the Effective Time, net of expenses (other than Operating Expenses and other expenses taken into account pursuant to Section 3.3(a), Income Taxes and Asset Taxes) directly incurred in earning or receiving such proceeds;

(ii)    if Sellers make the election under Section 11.2(d)(i) with respect to a Title Defect, an amount equal to all Title Defect Amounts determined pursuant to Sections 11.2(g), 11.2(i) or 11.2(j), as applicable, less an amount equal to all Title Benefit Amounts determined pursuant to Sections 11.2(h) or 11.2(j), as applicable;

(iii)    if Sellers make the election under Section 12.1(b)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined prior to Closing;

(iv)    the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 11.2(d)(ii), Section 11.4(a), or Section 12.1(b)(ii);

(v)    the amount of all Asset Taxes allocated to Sellers in accordance with Section 15.2 but that are paid or otherwise economically borne by Buyer;

(vi)    subject to Section 3.9, to the extent that Sellers are overproduced as shown with respect to the net Well Imbalances set forth on Schedule 4.12, as complete and final settlement of all Well Imbalances attributable to the Assets, the sum of $21,434.00 which is an amount equal to the product of the overproduced volumes times (A) $3.50/Mcf for gaseous Hydrocarbons or (B) $90.00/Bbl for liquid Hydrocarbons, as applicable;

(vii)    subject to Section 3.9, to the extent that Sellers have underdelivered (that is, Sellers have delivered less product to the pipeline than the pipeline purchased or redelivered for the Sellers) any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth on Schedule 4.12, as complete and final settlement of all Pipeline Imbalances attributable to the Assets, an amount equal to the product of the underdelivered volumes times (A) $3.50/Mcf for gaseous Hydrocarbons or (B) $90.00/Bbl for liquid Hydrocarbons, as applicable;

(viii)    an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by Sellers in suspense as of the Closing Date; and

(ix)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Sellers and Buyer.
3.4    Adjustment Methodology. When available, actual figures will be used for the adjustments to the Purchase Price at Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.6 and Section 3.7.

Exhibit 10.1

3.5    Preliminary Settlement Statement. Not less than five Business Days prior to Closing, Sellers shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Sellers’ account for the wire transfer of funds as required by Section 3.1 and Section 9.3(d). Within two Business Days after receipt of the Preliminary Settlement Statement, Buyer shall deliver to Sellers a written report containing all changes that Buyer proposes to be made to the Preliminary Settlement Statement together with the explanation therefor and the supporting documents thereof. The Parties shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Sellers’ receipt of Buyer’s written report. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Sellers to Buyer pursuant to this Section 3.5.
3.6    Final Settlement Statement.
(a)    On or before 120 days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Sellers, based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Purchase Price (the “Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within 30 days, after receipt of the Final Settlement Statement, Buyer shall return to Sellers a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived, and Sellers’ determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Sellers containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Sellers will be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration. Subject to Section 3.6(b), if the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Sellers and Buyer, the Final Settlement Statement and the Final Price, shall be final and binding on the Parties. Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party within ten days of final determination of such owed amounts in accordance herewith to the owed Party. All amounts paid pursuant to this Section 3.6 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

(b)    If after the delivery of the Final Settlement Statement pursuant to the provisions of Section 3.6(a) (i) either Party receives monies (including proceeds of production) belonging to the other Party pursuant to Section 2.3 or otherwise, then such monies shall, within five Business Days after the end of the month in which they were received, be paid over by the receiving Party to the owed Party, (ii) either Party pays monies for Operating Expenses that are the obligation of the other Party pursuant to Section 2.3 or otherwise, then the obligated Party shall, within five Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice are received by it, reimburse the paying Party therefor, (iii) either Party receives an invoice of an expense or obligation that is owed by the other Party pursuant to Section 2.3 or otherwise, then the receiving Party shall promptly forward such invoice to the obligated Party and (iv) if an invoice of an expense or other obligation is received by either Party and is the obligation of both Parties, then the Parties shall consult with each other and shall each promptly pay its portion of such invoice to the obligee. Each Party shall be permitted to offset any monies owed by it to the

Exhibit 10.1

other Party pursuant to this Section 3.6 against amounts owing by it to such other Party pursuant to this Section 3.6.
3.7    Disputes. If Sellers and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Sellers shall within ten Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of 20 pages or less and submit such summaries to such Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Within ten Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Sellers’ position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Sellers and Buyer and enforceable against any of the Parties in any court of competent jurisdiction. The costs of such Accounting Arbitrators shall be borne one-half by Buyer and one-half by Sellers.

3.8    Allocation of Purchase Price; Allocated Values. Solely for the purposes of Article XI and Article XII, Buyer and Sellers agree that the Purchase Price shall be allocated among the Assets as set forth on Schedule 3.8 (the “Allocated Values”).

3.9    Allocation for Imbalances at Closing. If, prior to Closing, any Party discovers an error in the Imbalances set forth on Schedule 4.12, then the Purchase Price shall be further adjusted at Closing pursuant to Section 3.3(a)(v), Section 3.3(a)(vi), Section 3.3(b)(vi) or Section 3.3(b)(vii), as applicable, and Schedule 4.12 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Purchase Price is so adjusted.

3.10    Holdback Amount.
(a)    At Closing, in partial satisfaction of Buyer’s payment obligations under Section 3.1, the Deposit, but specifically excluding any interest or income earned thereon to the Closing, shall be retained by the Escrow Agent pursuant to the Escrow Agreement and from and after the Closing the Deposit and all interest or other amounts earned thereon after the Closing shall be the “Holdback Amount” for the purposes of this Agreement and the Escrow Agreement. The Holdback Amount shall be paid out in accordance with the provisions of this Section 3.10 and the Escrow Agreement by way of security against all obligations of Sellers to defend and indemnify or otherwise pay any amounts owed by Sellers to Buyer and Buyer Indemnified Parties pursuant to Sellers’ payment, defense and indemnity obligations under Section 13.2 and Sellers’ special warranty of title under Sections 11.1(b) and (c).

(b)    To the extent that Sellers do not promptly (and in any event within 10 Business Days after receipt of written notice from Buyer) reimburse or pay Buyer for any Liabilities for which Buyer is entitled to be indemnified or paid by Sellers pursuant to Sections 11.1(b) and (c) or Section 13.2, then Buyer shall be entitled, at any time and from time to time, to deliver to the Escrow Agent and Sellers one or more written notices (an “Escrow Claim Notice”) which notice shall specify with particularity the nature and Buyer’s good faith estimate of the amount of the claim (the “Escrow Claim”), including the provision of this Agreement entitling Buyer to such Escrow Claim. Upon Sellers’ and Buyer’s agreement on the amount and validity of such Escrow Claim, Sellers and Buyer shall jointly instruct the Escrow Agent to disburse to Buyer the amount set forth in such joint instructions, which will be that portion of the Holdback Amount being held in the Escrow Account as would satisfy such Escrow Claim. If Sellers and Buyer are unable to agree on the amount or validity of any such Escrow Claim, it shall be resolved in accordance with Section 15.13 (except that with respect to Sellers’ indemnity obligations for Specified Obligations, in accordance with Section 13.13) and if upon the resolution or determination of any such Escrow Claim, the Parties fail to deliver a joint written instruction to the Escrow Agent in accordance with the foregoing sentence, then the Escrow

Exhibit 10.1

Agent shall pay the Escrow Claim to Buyer upon delivery by any Party to the Escrow Agent of a final and non-appealable written court order resolving such dispute and directing the payment of a specified amount to Buyer with respect to such Escrow Claim (except that with respect to Sellers’ indemnity obligations for Specified Obligations, a final and binding arbitral award issued by arbitrators in accordance with Section 13.13). The Escrow Agent shall release to Sellers any portion of the Holdback Amount remaining in the Escrow Account on the first Business Day that is 273 days after the Closing Date, except for the aggregate amount of all outstanding Escrow Claims for which Buyer has, in good faith, provided an Escrow Claim Notice to Sellers and Escrow Agent in accordance with Section 3.10(b) that has not been previously satisfied (which monies shall remain part of the Holdback Amount until final resolution of such outstanding Escrow Claims). Upon the final resolution and payment of all Escrow Claim Notices delivered by Buyer during the Survival Period, Buyer and Sellers shall execute and deliver to the Escrow Agent written instruction to release any remaining Holdback Amount to Sellers.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to the matters specifically listed or disclosed in the Schedules (as added, supplemented or amended pursuant to Section 6.6), each Seller jointly and severally with each other Seller represents and warrants to Buyer, as of the Execution Date and as of the Closing Date, the following:
4.1    Organization, Existence and Qualification. Each Seller is a limited partnership duly formed and validly existing under the Laws of the state of its formation. Each Seller has all requisite power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted. Each Seller is duly licensed or qualified to do business as a foreign limited partnership in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a material adverse effect.

4.2    Authority, Approval and Enforceability. Each Seller has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by each Seller of this Agreement have been duly and validly authorized and approved by all necessary limited partnership action on the part of each Seller. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which each Seller is a party when executed and delivered by such Seller will be, the valid and binding obligations of such Seller and enforceable against such Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3    No Conflicts. Assuming the receipt of all Consents, the execution, delivery and performance by each Seller of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents of such Seller, (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other Applicable Contract to which such Seller is a party or by which such Seller or the Assets may be bound or (c) violate any Law applicable to such Seller or any of the Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material effect upon the ability of such Seller to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

Exhibit 10.1

4.4    Consents. Except (a) as set forth on Schedule 4.4, (b) for Customary Post-Closing Consents and (c) under Contracts that are terminable upon not greater than 60 days’ notice without payment of any fee, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that a Seller is required to obtain in connection with the transfer of its Assets to Buyer or the consummation of the transactions contemplated by this Agreement by such Seller (each, a “Consent”).

4.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to such Seller’s Knowledge, threatened in writing against such Seller.

4.6    Litigation. Except as set forth on Schedule 4.6, as of the date of this Agreement, there is no suit, action or litigation by any Third Party before any Governmental Authority, and no legal, administrative or arbitration proceeding, in each case, pending or, to Sellers’ Knowledge, threatened in writing against Sellers or the Assets. Sellers are not in material default under any order, writ, injunction or decree of any Governmental Authority

4.7    Material Contracts.

(a)    Except for Contracts entered into in accordance with Section 6.1, Schedule 4.7 sets forth all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i)    any Applicable Contract that can reasonably be expected to result in aggregate payments by such Seller of more than $100,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(ii)    any Applicable Contract that can reasonably be expected to result in aggregate revenues to such Seller of more than $100,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)    any Hydrocarbon purchase and sale, transportation, processing or similar Applicable Contract that is not terminable without penalty upon 60 days’ or less notice;

(iv)    any indenture, mortgage, loan, or similar Applicable Contract, a Seller’s obligations under which are secured by a lien or mortgage on any of the Assets;

(v)    any Applicable Contract that constitutes a lease under which a Seller is the lessor or the lessee of real property (other than any Lease) or Personal Property which lease (A) cannot be terminated by such Seller without penalty upon 60 days’ or less notice and (B) involves an annual base rental of more than $100,000;

(vi)    any farmout agreement, farmin agreement, area of mutual interest agreement, exploration agreement, development agreement, participation agreement, joint operating agreement, pooling agreement, pooling declaration, unit agreement or similar Applicable Contract; and

(vii)    any Applicable Contract between any Seller and any Affiliate of Sellers that will not be terminated prior to Closing.

Exhibit 10.1

(b)    Except as set forth on Schedule 4.7, there exists no default under any Material Contract by any Seller or, to any Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute any default under any such Contract by Seller or, to such Seller’s Knowledge, any other Person who is a party to such Material Contract.

4.8    Gathering and Transportation. Except as set forth on Schedule 4.8, all Contracts and arrangements for the gathering or transportation of Hydrocarbons produced from the Assets are terminable upon 30 days’ or less notice.

4.9    Compliance with Law. Except as described on Schedule 4.9, the Assets are and have been operated by Sellers and, to Sellers’ Knowledge, by such Seller’s predecessor in interest in compliance in all material respects with all Laws (excluding Environmental Laws). Except as described on Schedule 4.9, no Seller has received any written notice of a violation of any statute, law, ordinance, regulation, rule, order, writ, injunction or decree of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree, order, writ or injunction of any court, applicable to the Assets. For the avoidance of doubt, this Section 4.9 does not include any matters with respect to Environmental Laws, which shall be exclusively addressed in Section 4.15 and Article XII.

4.10    Preferential Purchase Rights. There are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

4.11    Royalties, Etc. Except for those items that are being held in suspense for which the Purchase Price is adjusted pursuant to Section 3.3(b)(viii), each Seller has properly, timely and legally paid, in accordance with the terms of each Lease and applicable Laws, all Burdens with respect to the Assets due by that Seller, or if not paid, is contesting such Burdens in good faith in the normal course of business and described on Schedule 4.11. All rentals, shut-in payments, and operating expenses payable by any Seller with respect to the Assets prior to the Effective Time, have been duly and properly paid in all material respects. No Seller has received any written requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Leases.

4.12    Imbalances. To Sellers’ Knowledge, Schedule 4.12 sets forth all Imbalances associated with the Assets as of the Effective Time.

4.13    Current Commitments. Schedule 4.13 sets forth, as of the date of this Agreement, all authorities for expenditures (the “AFEs”) that have been delivered to Sellers, relating to the Assets to drill, rework or conduct any other operations on or in connection with a well or for other capital expenditures in connection with the Assets for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement.

4.14    Operating Expenses for New Wells. Except as set forth on Schedule 4.14, there are no Operating Expenses attributable to the period prior to the Effective Time for or related to New Wells.

4.15    Environmental Representation and Warranty.

(a)    Except as described on Schedule 4.15, (i) with respect to the Assets operated by any Seller or any of Sellers’ Affiliates, those Assets are being operated in material compliance with all Environmental Laws, (ii) with respect to the Assets not operated by any Seller or any of Sellers’ Affiliates,

Exhibit 10.1

to Sellers’ Knowledge, those Assets are being operated in compliance with all Environmental Laws, (iii) Seller has not received a written notice of a violation of an Environmental Law from a Governmental Authority with respect to the Assets, (iv) with respect to the Assets operated by any Seller or any of Sellers’ Affiliates, no notice of action alleging a material violation of an Environmental Law is pending or, to such Seller’s Knowledge, threatened against such Assets, and (v) with respect to the Assets not operated by any Seller or any of Sellers’ Affiliates, to such Seller’s Knowledge, no notice of action alleging a violation of an Environmental Law is pending or threatened against such Assets.

(b)    Except as described on Schedule 4.15, there are no civil, criminal, or administrative actions, lawsuits, litigation, hearings, or proceedings pending against such Seller with respect to the Assets or the Assets as a result of the violation or breach of any Environmental Law.

4.16    Taxes. All Asset Taxes based on a Seller’s ownership of its Assets for all taxable periods prior to the taxable period in which this Agreement is executed that were required to be paid prior to the Effective Time have been paid. Except as set forth on Schedule 4.16, no Seller has received written notice nor, to any Seller’s Knowledge, is there any pending or threatened claim against or audit of such Seller from or by any applicable Taxing Authority for the assessment of Asset Taxes. All income taxes that could result in a lien or other claim against any of the Assets that have become due and payable have been properly paid, unless contested in good faith by appropriate proceeding.

4.17    Well Status. During the period of a Seller’s ownership of its Assets, and to such Seller’s Knowledge prior to such Seller’s ownership, there are no wells located on the Assets that: (a) such Seller is obligated by Law or contract to currently plug and abandon; or (b) to the extent plugged and abandoned, have not been plugged in accordance with applicable material requirements of each Governmental Authority having jurisdiction over the Assets.

4.18    Calls on Production. Except pursuant to the Material Contracts, no Person has any call upon, option to purchase or similar rights with respect to the production from the Assets; production from the Assets is not bound by any gas dedications or subject to any monetary or in kind through-put fees or charges in connection with gathering or transportation; and the Assets are not bound by any Hedge Contract that will continue after Closing. Proceeds from the sale of oil, condensate and gas from the Assets are being received by such Seller, as applicable, in a timely manner and are not being held in suspense for any reason.

4.19    Tax Partnerships. The Assets are not subject to any tax partnership agreements requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

4.20    Wells. During the period of a Seller’s ownership of its Assets, and to such Seller’s Knowledge, prior to such Seller’s ownership, the Wells have been or are being drilled, completed and operated within the boundaries of the Leases or within the limits otherwise permitted or prescribed by contract, pooling or unit agreement, and by Law.

4.21    Brokers’ Fees. Such Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

4.22    EnerVest Assets. Each Seller has sufficient assets and resources to fulfill its indemnity obligations under Section 13.2 and its special warranty of title under Section 11.1(b).

Exhibit 10.1

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers, as of the Execution Date and as of the Closing Date, the following:
5.1    Organization, Existence and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.2    Authority, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3    No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.4    Consents. There are no consents, including requirements for consents from Third Parties, in each case, that Buyer is required to obtain in connection with its acquisition and ownership of the Assets as contemplated by this Agreement.

5.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened in writing against Buyer or any Affiliate of Buyer.

5.6    Litigation. As of the date of this Agreement, there is no suit, action or litigation by any Person by or before any Governmental Authority, and no legal, administrative or arbitration proceeding, in each case, pending, or to Buyer’s knowledge, threatened in writing against Buyer that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

Exhibit 10.1

5.7    Financing. Buyer has, and Buyer shall have as of the Closing Date, sufficient cash in immediately available funds with which to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents.

5.8    Regulatory. Buyer is and hereafter shall continue to be qualified to own and assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any Laws, Buyer has maintained, and will hereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all Laws governing the ownership and operation of such leases and has filed any and all required reports necessary for such ownership and operation with all Governmental Authorities having jurisdiction over such ownership and operation.

5.9    Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Sellers, and (b) subject to the express provisions of this Agreement, has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets. Buyer has no knowledge of any breach of any representation, warranty or covenant of any Seller given hereunder.

5.10    Brokers’ Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Sellers or Sellers’ Affiliates shall have any responsibility.

5.11    Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any state blue sky Laws or any other securities Laws.

ARTICLE VI
CERTAIN AGREEMENTS
6.1    Conduct of Business.

(a)    Except (w) as set forth on Schedule 6.1, (x) for the operations covered by the AFEs and other capital commitments described on Schedule 4.13, (y) for actions taken in connection with emergency situations or maintain a lease and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), each Seller shall, from and after the date hereof until Closing:

(i)    operate the Assets in the usual, regular and ordinary manner consistent with past practice (including the proper, timely and legal payment, in accordance with the terms of each Lease and Laws, of (A) all Burdens and (B) rentals, shut-in payments and other lease maintenance payments, in each case, with respect to the Assets due by a Seller prior to Closing); and

Exhibit 10.1

(ii)    maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of such Seller.

(b)    Except (w) as set forth on Schedule 6.1, (x) for the operations covered by the AFEs and other capital commitments described on Schedule 4.13, (y) for actions taken in connection with emergency situations or to maintain a lease and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), each Seller shall, from and after the date hereof until Closing:

(ii)    not propose any operation reasonably expected to cost Sellers in excess of $500,000, or operations that in the aggregate are reasonably expected to cost Sellers in excess of $2,000,000;

(ii)    not consent to any operation proposed by a Third Party that is reasonably expected to cost Sellers in excess of $500,000 or operations that in the aggregate are reasonably expected to cost Sellers in excess of $2,000,000;

(iii)    not enter into an Applicable Contract that, if entered into on or prior to the date of this Agreement, would be required to be listed on Schedule 4.7, or materially amend or change the terms of any Material Contract;

(iv)    not transfer, sell, mortgage, pledge or dispose of any portion of the Assets other than (A) the sale or disposal of Hydrocarbons in the ordinary course of business, (B) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained and (C) disposals of Assets where the consideration is less than $250,000 in the aggregate (pre-disposal);
(v)    not reduce or terminate existing insurance; and

(vi)    not commit to do any of the foregoing.

(c)    Buyer acknowledges that Sellers own undivided interests in certain of the properties comprising the Assets that a Seller is not the operator thereof, and Buyer agrees that the acts or omissions of the other Working Interest owners (including the operators) who are not Sellers or an Affiliate of Sellers shall not constitute a breach of the provisions of this Section 6.1, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Sellers have voted their interests in a manner that complies with the provisions of this Section 6.1.

6.2    Successor Operator. While Buyer acknowledges that it desires to succeed the applicable Seller as operator of those Assets or portions thereof that such Seller may presently operate, Buyer acknowledges and agrees that Sellers cannot and do not covenant or warrant that Buyer shall become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Sellers agree, however, that as to the Assets that a Seller operates, Sellers shall use commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement) effective as of Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Buyer as successor operator of such Assets effective as of Closing.

6.3    Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by any Seller or its Affiliates with Governmental Authorities and relating to the Assets are transferable to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained

Exhibit 10.1

in the name of the Buyer, replacements for such bonds, letters of credit and guarantees to the extent such replacements are necessary (a) for Buyer’s ownership of the Assets and (b) to permit the cancellation of the bonds, letters of credit and guarantees posted by Sellers or their Affiliates with respect to the Assets. In addition, at or prior to Closing, Buyer shall deliver to Sellers evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate the Assets.

6.4    Record Retention. Buyer shall, and shall cause its successors and assigns to, for a period of seven years following Closing, (a) retain the Records, (b) provide each Seller, its Affiliates and its and their respective officers, employees and representatives with access to the Records (to the extent that Sellers have not retained the original or a copy) during normal business hours for review and copying at such Seller’s expense and (c) provide each Seller, its Affiliates and its and their respective officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 13.2 for review and copying at such Seller’s expense. At the end of such seven year period and prior to destroying any of the Records, Buyer shall notify Sellers in advance of such destruction and provide Sellers an opportunity to copy such Records at Sellers’ sole cost and expense.

6.5    Knowledge of Breach. Buyer will notify Sellers, and Sellers will notify Buyers, promptly and in reasonable detail after any officer of Buyer or Sellers, as the case may be, obtains actual knowledge that any representation or warranty of the other Party contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date. No breach of any representation, warranty, covenant, agreement or condition of this Agreement shall be deemed to be a breach of this Agreement for any purpose under this Agreement, and no Party nor any Affiliate of any Party shall have any claim or recourse against the other Parties or their respective directors, officers, employees, partners, Affiliates, controlling persons, agents, advisors or representatives with respect to such breach, if such Party or any Affiliate had actual knowledge prior to the execution of this Agreement of such breach or of the threat of such breach or the circumstances giving rise to such breach.

6.6    Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Sellers contained in this Agreement, Sellers shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising which, if existing at the date hereof or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article VII have been fulfilled, the Schedules to Sellers’ representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters that are disclosed pursuant to any such addition, supplement or amendment at or prior to Closing and that are not the result of any breach by any Seller of its covenants under Article VI shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

6.7    Non-Solicitation of Employees. Except with respect to the employees identified in the Transition Services Agreement, from the Execution Date until the one year anniversary of either the Closing Date or the termination of this Agreement, Buyer will not, and will cause its Affiliates not to, directly or indirectly, solicit for employment or employ any officer or employee of Sellers or their Affiliates without obtaining the prior written consent of Sellers, which consent shall not be unreasonably withheld. This Section 6.7 shall not apply to general solicitations of employment not specifically directed towards officer or employees of Sellers or their Affiliates or field workers.

Exhibit 10.1

6.8    Sellers’ Existence. Until the expiration of the Survival Period, each Seller shall maintain its valid existence and good standing under the Laws of the state of its formation and continue to be duly licensed or qualified to do business as a foreign limited partnership (except for EnerVest Holding) in the State of Texas.
6.9    Financial Statements. From and after the date of this Agreement until December 31, 2016 (the “Records Period”), Sellers shall, and shall cause their Affiliates and their respective officers, directors, managers, employees, agents and representatives to, provide reasonable cooperation to Buyer, its Affiliates and their agents and representatives in connection with Buyer’s or its Affiliates’ filings, if any, that are required by the Securities and Exchange Commission, under securities laws applicable to Buyer and its Affiliates (collectively, the “Filings”). During the Records Period, Sellers agree to make available to Buyer and its Affiliates and their agents, auditors and representatives any and all books, records, information and documents that are attributable to the Assets in Sellers’ or their Affiliates’ possession or control and access to Sellers’ and their Affiliates’ personnel, in each case as reasonably required by Buyer, its Affiliates and their agents, auditors and representatives in order to prepare and audit, if required, in connection with the Filings, financial statements meeting the requirements of Regulation S-X under the Securities Act of 1933 (“Securities Act”). During the Records Period, Sellers shall, and shall cause their Affiliates to, provide reasonable cooperation to the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with any audit by Buyer’s Auditor of any financial statements of Sellers or their Affiliates with respect to the Assets that Buyer or any of its Affiliates requires to comply with the requirements of the Securities Act or the Securities Exchange Act of 1934 with respect to any Filings. During the Records Period, Sellers and their Affiliates shall retain all books, records, information and documents relating to the Assets for the three (3) fiscal years prior to January 1, 2013 and the period from January 1, 2013 through the Closing Date. Buyer will reimburse Sellers and their Affiliates, within ten (10) Business Days after demand in writing therefor, for any reasonable costs and expenses incurred by Sellers and their Affiliates in complying with the provision of this Section 6.9.

ARTICLE VII
BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Sellers or waiver by Buyer, on or prior to Closing of each of the following conditions:
7.1    Representations. The representations and warranties of Sellers set forth in Article IV shall be true and correct in all respects (without regard to materiality or Material Adverse Effect qualifiers in such representations) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that would not have a Material Adverse Effect.

7.2    Performance. Sellers shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Sellers is required prior to or on the Closing Date.

7.3    No Legal Proceedings. No material suit, action, litigation or other proceeding by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

Exhibit 10.1

7.4    Title Defects and Environmental Defects. In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 11.2(g) prior to Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(h) prior to Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Article XII prior to Closing, plus (c) all Net Casualty Losses prior to Closing shall be less than 20% of the Purchase Price.

7.5    Closing Deliverables. Sellers shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Sellers under Section 9.3.

ARTICLE VIII
SELLERS’ CONDITIONS TO CLOSING
The obligations of Sellers to consummate the transactions provided for herein are subject, at the option of Sellers, to the fulfillment by Buyer or waiver by Sellers on or prior to Closing of each of the following conditions:
8.1    Representations. The representations and warranties of Buyer set forth in Article V shall be true and correct in all material respects (without regard to materiality qualifiers in such representations) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

8.2    Performance. Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

8.3    No Legal Proceedings. No material suit, action, litigation or other proceeding by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

8.4    Title Defects and Environmental Defects. In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 11.2(g) prior to Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(h) prior to Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Article XII prior to Closing, plus (c) all Net Casualty Losses prior to Closing shall be less than 20% of the Purchase Price.

8.5    Replacement Bonds and Guarantees. Buyer shall have obtained, in the name of Buyer, replacements for Sellers’ and their Affiliates’ bonds, letters of credit and guarantees, to the extent required by Section 6.3.

8.6    Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Sellers the documents and other items required to be delivered by Buyer under Section 9.3.

ARTICLE IV
CLOSING
9.1    Date of Closing. Subject to the conditions stated in this Agreement, the sale by Sellers and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on January 31,

Exhibit 10.1

2014, or such other date as Buyer and Sellers may agree upon in writing. The date on which the Closing actually occurs shall be the “Closing Date.”

9.2    Place of Closing. The Closing shall be held at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002, or such other place as mutually agreed upon by the Parties.

9.3    Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
a.Each of Sellers and Buyer shall execute, acknowledge and deliver the Assignment in sufficient counterparts to facilitate recording in the applicable counties covering the Assets.

b.Each of Sellers and Buyer shall execute and deliver assignments on appropriate forms of any state Leases included in the Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authority.
c.Each of Sellers and Buyer shall execute and deliver the Preliminary Settlement Statement.
d.Subject to Section 11.2(c), Buyer shall deliver to Sellers, to the account designated in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds, the Adjusted Purchase Price after giving effect to the Deposit and interest earned on the Deposit and for the avoidance of doubt, less such amount to be held in escrow pursuant to Section 11.2(c).
e.Buyer and Sellers shall execute joint written instructions to the Escrow Agent to (i) deliver interest earned on the Deposit prior to Closing to Sellers, to the account designated in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds and (ii) retain the Deposit in accordance with Section 3.10.
f.Each Seller shall deliver, on forms supplied by Buyer and reasonably acceptable to Sellers, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.
g.Each Seller shall deliver an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2).
h.To the extent required under any Law or by any Governmental Authority for any Lease or Well, Sellers and Buyer shall deliver state change of operator forms designating Buyer as the operator of the Wells and the Leases currently operated by any Seller.
i.An authorized officer of each Seller shall execute and deliver a certificate, dated as of Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.
j.An authorized officer of Buyer shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Sellers.
k.Sellers and Buyer shall execute and deliver the Transition Services Agreement.
l.Sellers and Buyer shall deliver any instruments and documents required by Section 6.3.
m.Each of Sellers and Buyer shall execute and deliver any other agreements, instruments

9.4    Records. In addition to the obligations set forth under Section 9.3, but notwithstanding anything herein to the contrary, no later than 30 Business Days after the Closing Date, Sellers shall make available to Buyer the Records for pickup from Sellers’ offices during normal business hours.

Exhibit 10.1

ARTICLE X
ACCESS; DISCLAIMERS
10.1    Access.
(a)    From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 10.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets, Sellers shall afford to Buyer and its officers, employees, agents, accountants, consultants, attorneys and other authorized representatives (“Buyer’s Representatives”) reasonable access between the hours of 7:00 a.m. and 6:00 p.m., local time, Mondays through Fridays (excluding holidays), as mutually agreed by the Parties on Saturdays and Sundays (excluding holidays) and upon Buyer’s request, between the hours that the Parties may mutually agree, on December 7, 2013 and December 8, 2013, to the Assets and all Records in Sellers’ or any of their Affiliates’ possession. Buyer shall be permitted to make photocopies of the Records, which photocopies may be removed from the Records facilities by Buyer solely for use in connection with Buyer’s investigation and conduct of due diligence related to the Assets. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.
(b)    Buyer shall be entitled to conduct a Phase I environmental property assessment with respect to the Assets to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Sellers; provided further that any sampling or invasive activity by Buyer or Buyer’s Representatives shall require the prior written consent of Sellers, which consent shall not be unreasonably withheld, and Sellers shall have the right to be present during any stage of the assessment. Buyer shall give Sellers reasonable prior written notice before entering onto any of the Assets, and Sellers or their designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any environmental due diligence (including any Phase I environmental property assessment) with respect to, any Assets with respect to which Sellers do not have the authority to grant access for such due diligence. Sellers shall use commercially reasonable efforts to obtain access rights from Third Parties for Buyer to conduct its investigation and due diligence of the Assets; provided that Sellers shall not be required to incur any Liability or pay any money in order to obtain such access rights.
(c)    Buyer shall coordinate its environmental property assessments and physical inspections of the Assets with Sellers and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Sellers or such Third Party operators. Buyer shall abide by Sellers’, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets and, to the extent required by Sellers or any Third Party operator, execute and deliver any required boarding agreement of Sellers or any such Third Party operator. Buyer hereby defends, indemnifies and holds harmless each of the operators of the Assets and the Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES.

Exhibit 10.1

(d)    Buyer agrees to provide Sellers, on or before the Environmental Claim Date, copies of all final reports and test results prepared by Buyer or any of Buyer’s Representatives which contain data collected or generated from Buyer’s due diligence with respect to Environmental Defects as to which Buyer provides Sellers an Environmental Defect Notice. Sellers shall not be deemed by their receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(e)    Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Sellers or their Affiliates (i) repair all damage done to the Assets in connection with Buyer’s due diligence, (ii) restore the Assets to the approximate same condition as, or better condition than, they were prior to commencement of Buyer’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

(f)    During all periods that Buyer or any of Buyer’s Representatives are on the Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Sellers, policies of insurance of the types and in the amounts reasonably requested by Sellers. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list Seller Indemnified Parties as additional insureds, (iii) waive subrogation against Seller Indemnified Parties and (iv) provide for ten days’ prior notice to Sellers in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Sellers, Buyer shall provide evidence of such insurance to Sellers prior to entering the Assets.

10.2    Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer will become privy to confidential and other information of Sellers or their Affiliates and Buyer shall ensure that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to assets other than the Assets).

10.3    Disclaimers.

a.EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE IV, SECTION 11.1(b) OR THE ASSIGNMENT, (I) SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLERS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLERS OR ANY OF THEIR AFFILIATES).

b.EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, SECTION 11.1(b) OR THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE

Exhibit 10.1

TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLERS OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV OR SECTION 11.1(b), SELLERS FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

c.EXCEPT AS TO THE LIMITED EXTENT REPRESENTED OTHERWISE IN SECTION 4.15, SELLERS HAVE NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

d.SELLERS AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY LAW.
ARTICLE XI
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

11.1    Sellers’ Title.

Exhibit 10.1

(a)    General Disclaimer of Title Warranties and Representations. Except for the special warranty of title as set forth in Section 11.1(b) and the Assignment and without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Sellers make no warranty or representation, express, implied, statutory or otherwise, with respect to Sellers’ title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 11.2(d) or if applicable, Section 14.1(c) and (ii) after Closing, shall be pursuant to the special warranty of title set forth in Section 11.1(b) and the Assignment.

(b)    Special Warranty of Title. Effective as of the Closing Date and until the end of the Survival Period, each Seller warrants Defensible Title to the Leases, Wells and Well Locations (subject to any reservations, limitations or depth restrictions in the Leases or otherwise described on Exhibit A, Exhibit B or Schedule 3.8) unto Buyer against every Person whomsoever lawfully claims the same or any part thereof by, through or under such Seller, but not otherwise, subject, however, to the Permitted Encumbrances; provided, however, that, except with respect to any liability of Sellers for any claim asserted in writing by Buyer to Sellers in accordance with Section 11.1(c) on or before the expiration of the Survival Period for breach of such special warranty, such special warranty shall cease and terminate at the end of such Survival Period.
(c)    Recovery on Special Warranty.

(i)    Buyer’s Assertion of Title Warranty Breaches. Prior to the expiration of the period of time commencing as of the Closing Date and ending at 5:00 p.m. (Central Time) on the first Business Day that is 273 days after the Closing Date (the “Survival Period”), Buyer shall furnish Sellers a written notice (the “Special Warranty Claim Notice”) meeting the requirements of Section 11.2(a) setting forth any matters which Buyer intends to assert as a breach of Sellers’ special warranty in Section 11.1(b). For all purposes of this Agreement, Buyer shall be deemed to have waived, and Sellers shall have no further liability for, any breach of Sellers’ special warranty that Buyer fails to assert by a Special Warranty Claim Notice given to Sellers on or before the expiration of the Survival Period. Sellers shall have a reasonable opportunity, but not the obligation, to cure any Title Defect asserted by Buyer pursuant to this Section 11.1(c)(i). Buyer agrees to reasonably cooperate with any attempt by Sellers to cure any such Title Defect.

(ii)    Limitations on Special Warranty. For purposes of Sellers’ special warranty of title, the value of the Wells and Well Locations set forth on Schedule 3.8, as appropriate (subject to any reservations, limitations or depth restrictions in the Leases or otherwise described on Exhibit A, Exhibit B or Schedule 3.8), shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on Sellers’ special warranty of title shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Buyer would have been entitled had Buyer asserted the defect giving rise to such breach of Sellers’ special warranty of title as a Title Defect prior to Closing pursuant to Section 11.2 (including subject to the limitations described in Section 11.2(i)).

11.2    Notice of Title Defects; Defect Adjustments.

(a)    Title Defect Notices. Buyer must deliver no later than 5:00 p.m. (Central Time) on January 24, 2014 (the “Title Claim Date”) claim notices to Sellers meeting the requirements of this Section 11.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 11.2(a). For all purposes of this Agreement and notwithstanding anything herein to the contrary (except as provided in Section 11.1), Buyer shall be deemed to have waived, and Sellers shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Sellers on or before the Title Claim Date; provided,

Exhibit 10.1

however, that, for purposes of Sellers’ special warranty to title under Section 11.1(b), such waiver shall not apply to any matter that prior to the Title Claim Date is not discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets and may be claimed by Buyer pursuant to Section 11.1. To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect and the Asset (including the legal description of such Asset and the Leases applicable to such Asset), or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Sellers to verify the existence of such alleged Title Defect, (iv) Buyer’s preferred manner of curing each Title Defect and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based. To give Sellers an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Sellers, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty set forth in Section 11.1) discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date. Buyer shall also, promptly upon discovery, furnish Sellers with written notice of any Title Benefit which is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets prior to the Title Claim Date.

(b)    Title Benefit Notices. Sellers shall have the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Asset, or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”), and (ii) the amount by which Sellers reasonably believe the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Sellers’ belief is based. Except as set forth in Section 11.1(c)(ii) and Section 11.2(a), Sellers shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the Title Claim Date.

(c)    Sellers’ Right to Cure. Each Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to 120 days after Closing (the “Cure Period”), any Title Defects of which it has been advised by Buyer. During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford such Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Records in Buyer’s or any of its Affiliates’ possession in order to facilitate such Seller’s attempt to cure any such Title Defects. The Title Defect Amount claimed in good faith by Buyer for any Title Defect as to which such Seller has provided notice to Buyer that such Seller intends to attempt to cure the Title Defect during the Cure Period, shall be paid by Buyer at Closing to the Escrow Agent pursuant to an escrow agreement mutually acceptable to the Parties and any such amount shall be paid to Sellers or Buyer, as applicable, upon the expiration of the Cure Period and as agreed by the Sellers and Buyer or determined pursuant to Section 11.2(j). An election by such Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 11.2(j) and shall not constitute an admission against interest or a waiver of such Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect. Notwithstanding anything to the contrary herein, with respect to any Asset that is owned by more than one Seller, Sellers shall make their elections described in Sections 11.2(c), 11.2(d), 12.1(a) or 12.1(b) as a group through the Seller Representative.
(d)    Remedies for Title Defects. Subject to each Seller’s continuing right to dispute the existence of a Title Defect and the Title Defect Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Title Defect timely and effectively asserted

Exhibit 10.1

by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or cured during the Cure Period, Sellers shall, at their sole option, elect to:
(i)    subject to the Individual Title Defect Threshold and the Aggregate Deductible, convey the Title Defect Property to Buyer at Closing, and reduce the Purchase Price or Final Price, as applicable, by the Title Defect Amount determined pursuant to Section 11.2(g) or Section 11.2(j);

(ii)    with the written consent of Buyer, retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price or Final Price, as applicable, shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets; or

(iii)    if applicable, terminate this Agreement pursuant to Section 14.1(c).

(e)    Remedies for Title Benefits. The amount resulting from a Title Benefit (the “Title Benefit Amount”) shall be determined pursuant to Section 11.2(h) or Section 11.2(j). Any Title Benefit Amounts shall be offset against the total Title Defect Amounts for all Title Defects. Notwithstanding anything to the contrary in this section, if the total of all Title Benefit Amounts exceeds the total of all Title Defect Amounts for the Assets, there shall be no upward adjustment to the Purchase Price or other remedies provided to Sellers for such Title Benefits.

(f)    Exclusive Remedy. Except for Buyer’s rights under Sellers’ special warranty of title under Section 11.1(b) and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to such Seller’s failure to have Defensible Title with respect to any Asset or any other title matter.

(g)    Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:
i.if Buyer and the affected Sellers agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;
ii.if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
iii.if the Title Defect represents a discrepancy between (A) Sellers’ Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest set forth for such Title Defect Property on Schedule 3.8, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property on Schedule 3.8;
iv.if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and the affected Seller and such other reasonable factors as are necessary to make a proper evaluation;
v.the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any losses included in another Title Defect Amount hereunder; and
vi.notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

Exhibit 10.1

(h)Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:
(i)if Buyer and affected Sellers agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;
(ii)if the Title Benefit represents a discrepancy between (A) the affected Sellers’ Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth for such Title Benefit Property on Schedule 3.8, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Schedule 3.8; and
(iii)if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and affected Sellers and such other reasonable factors as are necessary to make a proper evaluation.
(i)Title Defect Threshold and Deductible. Except as provided in this Section 11.2(i), (i) there shall not be any adjustments to the Purchase Price or other remedies provided by Sellers for any individual Title Defect for which the Title Defect Amount does not exceed $25,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any such Title Defects cured by Sellers), plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Sellers), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible. Notwithstanding anything to the contrary in this Agreement, the Individual Title Threshold and the Aggregate Deductible shall not apply to any Title Defect which arises from typographical, clerical or scrivener’s error (such as misplaced decimal points, transposed digits and similar erroneous entries of data in the ARIES database as compared to the documents in Sellers’ possession from which such information was extracted) in the Exhibits or Schedules to this Agreement. For the avoidance of doubt, if Sellers retain any Title Defect Property pursuant to Section 11.2(d)(ii), the Title Defect Amount related to such Title Defect Property will not be counted towards the Aggregate Deductible.
(j)Title Dispute Resolution. Sellers and Buyer shall attempt to agree on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any curative materials provided by Sellers to cure an alleged Title Defect (the “Disputed Title Matters”) prior to Closing. If Sellers and Buyer are unable to agree by Closing (or by the end of the Cure Period if Sellers elect to attempt to cure a Title Defect after Closing), the Disputed Title Matters shall be exclusively and finally resolved pursuant to this Section 11.2(j). There shall be a single arbitrator, who shall be a title attorney with at least ten years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Sellers within 15 days after the Closing or the end of the Cure Period, as applicable, and absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Title Arbitrator”). Each of Buyer and Sellers shall submit to the Title Arbitrator its proposed resolution of the Disputed Title Matter. The proposed resolution of the Disputed Title Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Title Matter. The Title Arbitrator shall be limited to awarding only one or the other of the two proposed settlement amounts. The

Exhibit 10.1

arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 11.2(j). The Title Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(g) and Section 11.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Sellers and Buyer shall each bear its own legal fees and other costs of presenting its case. Sellers and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6, then within ten days after the Title Arbitrator delivers written notice to Buyer and Sellers of his award with respect to a Title Defect Amount or a Title Benefit Amount and, subject to Section 11.2(i), (i) Buyer shall pay to Sellers the amount, if any, so awarded by the Title Arbitrator to Sellers, and (ii) Sellers shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 11.2(j) and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing, such amount shall be paid by Buyer into escrow pursuant to Section 11.2(c) and subsequent adjustments to the Purchase Price, if any, will be made pursuant to the Final Settlement Statement described in Section 3.6 and this Section 11.2.

11.3    Casualty Loss.

a.Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.

b.If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), and the Closing thereafter occurs and if the estimated cost to repair such Asset (with equipment of similar utility) is greater than $100,000, Buyer shall not be obligated to purchase such Asset. If Buyer declines to purchase such Asset, the Purchase Price shall be reduced by the Allocated Value of such Asset. If Buyer elects to purchase such Asset, the Purchase Price shall be reduced by the estimated cost to repair such Asset (with equipment of similar utility), less all insurance proceeds which Seller shall cause to be paid to Buyer, up to the Allocated Value thereof (the reduction being the “Net Casualty Loss”). Sellers, at their sole option, may elect to cure such Casualty Loss to Buyer’s reasonable satisfaction and, in such event, Sellers shall be entitled to all insurance proceeds. If Sellers elect to cure such Casualty Loss, Sellers may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility. If Sellers cure the Casualty Loss to Buyer’s reasonable satisfaction, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof.

11.4    Consents to Assign. With respect to each Consent set forth on Schedule 4.4, Sellers, prior to Closing, shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.

Exhibit 10.1

a.If (i) Sellers fail to obtain a Consent set forth on Schedule 4.4 prior to Closing and the failure to obtain such Consent would cause (A) the assignment of the Assets (or portion thereof) affected thereby to Buyer to be void or voidable under the terms thereof or (B) the termination of a Lease or Contract under the terms thereof, or (ii) a Consent requested by Sellers is denied in writing, then, in each case, the Asset (or portion thereof) affected by such un-obtained Consent shall be excluded from the Assets to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) so excluded. In the event that a Consent (with respect to an Asset excluded pursuant to this Section 11.4(a)) that was not obtained prior to Closing is obtained within 120 days following Closing, then, within ten days after such Consent is obtained (x) Buyer shall purchase the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and pay to Sellers the amount by which the Purchase Price was reduced at Closing with respect to the Asset (or portion thereof) so excluded and (y) Sellers shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.

b.If (i) Sellers fail to obtain a Consent set forth on Schedule 4.4 prior to Closing and the failure to obtain such Consent would not cause (A) the assignment of the Assets (or portion thereof) affected thereby to Buyer to be void or voidable under the terms thereof or (B) the termination of a Lease or Contract under the terms thereof, and (ii) such Consent requested by Sellers is not denied in writing by the holder thereof, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Sellers to Buyer at Closing as part of the Assets and Buyer shall have no claim against, and Sellers shall have no Liability for, the failure to obtain such Consent.

c.Prior to Closing, Sellers and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 4.4; provided, however, that no Party shall be required to incur any Liability or pay any money in order to obtain any such Consent. Subject to the foregoing, Buyer agrees to provide Sellers with any information or documentation that may be reasonably requested by Sellers or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

ARTICLE XII
ENVIRONMENTAL MATTERS

12.1    Notice of Environmental Defects.

(a)    Environmental Defects Notice. Buyer must deliver no later than 5:00 p.m. (Central Time) on January 17, 2014 (the “Environmental Claim Date”) claim notices to Sellers meeting the requirements of this Section 12.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 12.1. For all purposes of this Agreement, Buyer shall be deemed to have waived, and Sellers shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Sellers on or before the Environmental Claim Date, with such liabilities being “Buyer’s Environmental Liabilities.” To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition (including the applicable Environmental Law violated or implicated thereby) and the Assets affected by such alleged Environmental Condition, (ii) the Allocated Value of the Assets (or portions thereof) affected by such alleged Environmental Condition, (iii) supporting documents reasonably necessary for Sellers to verify the existence of such alleged Environmental Condition, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect. Buyer’s calculation of the Remediation Amount included in the Environmental Defect

Exhibit 10.1

Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by the Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. Sellers shall have the right, but not the obligation, to cure any asserted Environmental Defect on or before the expiration of the Cure Period. To give Sellers an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Sellers, on or before the end of each calendar week prior to the Environmental Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Claim Date.

(b)    Remedies for Environmental Defects. Subject to each Seller’s continuing right to dispute the existence of an Environmental Defect or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured during the Cure Period, such Seller shall, at its sole option, elect to:

(i)subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Purchase Price by the Remediation Amount;

(ii)retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets;

(iii)if applicable, terminate this Agreement pursuant to Section 14.1(c).
If any Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and all Liabilities with respect thereto and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder.
(c)    Exclusive Remedy. Except for Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 12.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect with respect to any Asset or other environmental matter.

(d)    Environmental Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers for any individual Environmental Defect for which the Remediation Amount does not exceed $50,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Sellers), plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defects cured by Sellers), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible. For the avoidance of doubt, if Sellers retain any Assets pursuant to Section 12.1(b)(ii), the Remediation Amounts relating to such retained Assets will not be counted towards the Aggregate Deductible.

Exhibit 10.1

(e)    Environmental Dispute Resolution. Sellers and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing. If Sellers and Buyer are unable to agree by Closing, the Environmental Defects and Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(e). There shall be a single arbitrator, who shall be an environmental attorney with at least ten years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Sellers within 15 days after the Closing Date, and absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 12.1. The Environmental Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer its share of any greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Sellers and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Sellers and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6, then, within ten days after the Environmental Arbitrator delivers written notice to Buyer and Sellers of his award with respect to any Remediation Amount, and subject to Section 12.1(d), (i) Buyer shall pay to Sellers the amount, if any, so awarded by the Environmental Arbitrator to Sellers, and (ii) Sellers shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 12.1(e). To the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall be adjusted therefor at Closing and the disputed Remediation Amounts asserted by Buyer in good faith to be deposited in an escrow account pursuant to a mutually agreeable escrow agreement.

12.2    NORM, Asbestos, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances. NORM containing material and other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. The presence of NORM, asbestos-containing materials that are non-friable, Hydrocarbons or Hazardous Substances cannot be claimed as an Environmental Defect, except to the extent constituting a violation of Environmental Laws.

Exhibit 10.1

ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1    Assumed Obligations; Specified Obligations.

(a)    Without limiting Buyer’s rights to indemnity under this Article XIII, from and after Closing, and except for the Specified Obligations for which a valid Claim Notice is given by Buyer as set forth in Section 13.1(b) within the applicable Survival Period, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including (i) ownership and operation of the Assets; (ii) furnishing of makeup gas and settlement of Imbalances including those set forth on Schedule 4.12 according to the terms of applicable gas sales, processing, gathering or transportation Contracts; (iii) payment of Working Interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons including those amounts held in suspense for which the Purchase Price was adjusted pursuant to Section 3.3(b)(viii)); (iv) Decommissioning the Assets; (v) subject to Sellers’ obligations under Article XII, clean up and Remediation of the Assets in accordance with applicable Contracts and Laws; (vi) performance of all obligations applicable to or imposed on the lessee, owner or operator under the Leases and the Applicable Contracts, or as required by Law; (vii) subject to Article XII, Environmental Defects; and (viii) Buyer’s Environmental Liabilities (all of said Liabilities herein being referred to as the “Assumed Obligations”); provided that Buyer does not assume any Liabilities to the extent that they are Specified Obligations or attributable to or arise out of the ownership, use or operation of the Excluded Assets.

(b)    Upon Closing, and except for the Assumed Obligations, with respect to specific Claims for the following for which a valid Claim Notice is given within the applicable survival period as set forth in Section 13.8, Sellers retain and hereby agree to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, arising from, based upon, related to or associated with (i) any Seller’s failure to properly, timely and legally pay, in accordance with the terms of any Lease and applicable Laws, all Burdens with respect to the Assets due by such Seller and attributable to periods prior to the Effective Time; (ii) personal injury or wrongful death relating to events occurring prior to the Closing Date; (iii) (A) Income Taxes imposed by Law on any Seller, any of its direct or indirect owners, or any combined, unitary or consolidated group of which such Seller is or was a member, (B) Asset Taxes allocable to Sellers pursuant to Section 15.2 (except to the extent any such Asset Tax is economically borne by any Seller pursuant to the application of Section 3.3(b)(v) and Section 15.2(d)), and (C) any Taxes imposed on or with respect to any Excluded Asset; and (iv) offsite waste transportation or disposal occurring prior to the Closing Date (all of said Liabilities herein being referred to as the “Specified Obligations”).

13.2    Indemnities of Sellers. Effective as of Closing, subject to the limitations set forth in Section 13.4 and Section 13.8 or otherwise in this Agreement, each Seller, jointly and severally with each other Seller, shall be responsible for, shall pay on a current basis and hereby defend, indemnify, hold harmless and forever release Buyer and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

Exhibit 10.1

(a)    any breach by such Seller of any of its representations or warranties contained in Article IV;
(b)    any breach by such Seller of any of its covenants or agreements under this Agreement; and
(c)    the Specified Obligations.

13.3    Indemnities of Buyer. Effective as of Closing, Buyer shall assume and be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Sellers and their Affiliates, and all of their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)    any breach by Buyer of any of its representations or warranties contained in Article V;
(b)    any breach by Buyer of any of its covenants or agreements under this Agreement; and

(c)    the Assumed Obligations.

13.4    Limitation on Liability.

(a)    Sellers shall not have any liability for any indemnification under Section 13.2 for any Liability (without duplication) arising from a single event unless the amount with respect to such Liability exceeds $100,000 (the “Individual Indemnity Threshold”) and until and unless the aggregate amount of all Liabilities exceeding the Individual Indemnity Threshold and for which Claim Notices are delivered by Buyer during the Survival Period exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceed the Indemnity Deductible.

(b)    Notwithstanding anything to the contrary contained in this Agreement, Sellers shall not be required to indemnify Buyer for aggregate Liabilities in excess of 20% of the Purchase Price (the “Indemnity Cap”).

(c)    Notwithstanding the foregoing in this Section 13.4, the adjustments to the Purchase Price under Section 3.3, Section 3.5, Section 3.6 or Section 3.7 and any payments in respect thereof, and Liabilities for Specified Obligations under Section 13.1(b)(i), Section 13.1(b)(ii) and Section 13.1(b)(iii), shall not be limited by Sections 13.4(a) and 13.4(b) and the total amount of such adjustments and Liabilities from the first dollar and without regard to the Individual Indemnity Threshold, the Indemnity Deductible and the Indemnity Cap shall be applied or recovered in accordance with the terms hereof.

(d)    Notwithstanding anything to the contrary stated in this Agreement, Buyer’s obligation to indemnify Seller Indemnified Parties with respect to the Specified Obligations attributable to a period (or partial period) prior to Sellers’’ ownership of the applicable Assets, shall not extend to any amount for which Sellers receive indemnification from a prior owner of such Assets. Sellers shall use their commercially reasonable efforts to secure indemnification from any applicable prior owner of such Assets; provided that Sellers shall not be required to initiate any legal action to enforce the indemnification from a prior owner unless Buyer agrees to indemnify Sellers for (i) costs of any legal action to enforce the indemnification from a prior owner and (ii) Liabilities resulting from or relating to any counterclaim arising thereunder.

Exhibit 10.1

13.5    Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 10.1(C), THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

13.6    Exclusive Remedy. Except for causes of action based on actual fraud, notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 10.1(c), Section 11.1(c), Section 13.2 and Section 13.3, contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement. Except as specified in Section 11.1(c) and Section 13.2, effective as of Closing, Buyer, on its own behalf and on behalf of the Buyer Indemnified Parties, hereby releases, remises and forever discharges Sellers and their Affiliates and all of such Persons’ equityholders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, Liabilities or interest whatsoever, in Law or in equity, known or unknown, which Buyer or the Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Assets prior to Closing or the condition, quality, status or nature of any of the Assets prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Sellers or any of their Affiliates (except as provided in Section 11.3(b)).

13.7    Indemnification Procedures. All claims for indemnification under Section 10.1(c), Section 13.2 and Section 13.3 shall be asserted and resolved as follows:

(a)    For purposes of Section 10.1(c) and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Liabilities pursuant to Section 10.1(c) or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Parties having the right to be indemnified with respect to such Liabilities by another Party or Parties pursuant to Section 10.1(c) or this Article XIII.

(b)    To make claim for indemnification under Section 10.1(c), Section 13.2 and Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Section 10.1(c), Section 13.2 or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a

Exhibit 10.1

representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)    If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)    If the Indemnifying Party does not admit its liability or admits its liability to defend the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (i) above.

(f)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party disputes the claim for such Liabilities, the running of any survival period for the claim shall be tolled.

13.8    Survival.

(a)    Except for the Specified Representations and the representations and warranties of Sellers in Section 4.15, the last sentence of Section 4.16 and Section 4.19, the representations and warranties

Exhibit 10.1

of the Parties in Article IV and Article V and the covenants and agreements of the Parties in Sections 6.1 shall survive Closing for the Survival Period. The representation and warranty of Sellers in Section 4.15 shall terminate on the Closing Date. The representations and warranties of Sellers in the last sentence of Section 4.16 and Section 4.19 shall terminate upon the expiration of the applicable statute of limitations. The Specified Representations shall survive Closing without time limit. The representation and warranty of Sellers in Section 11.1(b) shall terminate as of the expiration of the Survival Period, and the covenants and agreements of the Parties in this Agreement shall survive Closing for a period that is the longer of the Survival Period and the time periods specifically applicable to such covenants and agreements in accordance with their terms. Subject to the foregoing and Section 13.8(b), the remainder of this Agreement shall survive Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)    The indemnities in Section 13.2(a), Section 13.2(b), Section 13.3(a) and Section 13.3(b) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such expiration date. Sellers’ indemnity in Section 13.2(c) (except as such indemnities relate to Specified Obligations described in Section 13.1(b)(iii)(A) or Section 13.1(b)(iii)(C), which shall survive Closing without time limit) shall survive Closing for the Survival Period. Buyer’s indemnities in Section 10.1(c) and Section 13.3(c) shall survive Closing without time limit.

13.9    Waiver of Right to Rescission. Sellers and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, Buyer and Sellers waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.10    Insurance, Taxes. The amount of any Liabilities for which any of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds from insurance policies carried by a Party realized or that could reasonably be expected to be realized by such Party if a claim were properly pursued under the relevant insurance arrangements (net of any collection costs, and excluding the proceeds of any insurance underwritten by the party claiming indemnity or its Affiliates).

13.11    Non-Compensatory Damages. None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Sellers or Buyer, as applicable, or their respective Affiliates, any loss of profits, special, indirect, consequential, punitive, exemplary, remote or speculative damages arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Sellers, on behalf of each of Seller Indemnified Parties, each waive any right to recover any loss of profits, special, indirect, consequential, punitive, exemplary, remote or speculative damages arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

Exhibit 10.1

13.12    Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement or the transactions contemplated hereby.

13.13    Specified Obligation Disputes.
(a)Any claim, counterclaim, demand, cause of action, dispute, or any other controversy arising out of or relating in any way to Sellers’ indemnity obligations under Section 13.2(c) or the release of the Holdback Amount related thereto (“Dispute”) shall be finally resolved through binding arbitration as described in this Section 13.13. The agreement to arbitrate any Dispute shall be binding on and shall inure to the benefit of the Parties and their Affiliates.

(b)Buyer or Sellers, as applicable, may initiate arbitration proceedings against Sellers or Buyer pursuant to this Section 13.13 by sending a request for arbitration to the other Party or Parties.

(c)The place of the arbitration shall be Houston, Texas.

(d)Buyer shall nominate one arbitrator and Sellers shall nominate another arbitrator. If either side fails to nominate an arbitrator within thirty (30) days of receipt of the request for arbitration, then that arbitrator shall be nominated by the Houston office of the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules. The first two arbitrators nominated in accordance with this Section 13.13 shall nominate a third arbitrator within thirty (30) days after the appointment of the later-nominated of those two (2) arbitrators. If the first two arbitrators fail to nominate a third arbitrator within the time period prescribed above or if the nominated third arbitrator fails within ten (10) days after the time period prescribed above to accept his or her nomination, then the AAA shall appoint the third arbitrator and shall promptly notify the parties of the appointment. The third arbitrator shall act as chairman of the tribunal.

(e)All arbitrators shall be and remain at all times independent and impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the Parties or any of their Affiliates concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, when applicable. No arbitrator (or such arbitrator’s current employer or firm) shall have been an employee, counsel or consultant to any Party or any of its Affiliates within the one-year period preceding the arbitration, or have any financial interest in the Dispute. All arbitrators shall be attorneys having at least ten (10) years of experience in the oil and/or gas business in Texas. The arbitrators may prescribe the rules of the arbitration not inconsistent with this Section 13.13.

(f)Notwithstanding anything to the contrary herein, if a Dispute arises regarding the rights or remedies available to a Party or an Affiliate of a Party pursuant to a final award of an arbitral tribunal that is issued pursuant to this Section 13.13, such Dispute shall be heard and resolved by the same arbitral tribunal that issued the award, unless one or more of the arbitrators serving on the arbitral tribunal that issued the award is unable or unwilling to serve as arbitrator. In such event, a new tribunal will be constituted in accordance with this Section 13.13 and the applicable rules, and no member of the original tribunal shall be eligible to serve.

(g)A Party may amend the claims that are the subject of an arbitration under this agreement to arbitrate, the defenses to such claims, and any counterclaims or cross-claims asserted in response to such claims, by leave of the arbitrators, which shall be freely given when justice so requires in accordance with the applicable rules.

Exhibit 10.1

(h)All decisions of the arbitral tribunal shall be made by majority vote. The award of the arbitral tribunal shall be final and binding, subject only to grounds and procedures for vacating or modifying the award under Law.

(i)The arbitration hearing on the merits shall begin no later than sixty (60) days after the appointment of the arbitrators is completed, and the award shall be rendered no later than thirty (30) days after the hearing on the merits is concluded; provided, however, that the arbitrators shall have the discretion, on their own initiative or on application of a Party or Parties, to extend those time periods for good cause, as necessary and appropriate to permit a fair presentation of the claims and defenses and to provide sufficient time to the arbitrators to issue an award that addresses the merits of those claims and defenses.

(j)The arbitral tribunal may award costs, reasonable attorneys’ fees, and expert witness fees to the prevailing party or parties as it deems appropriate in its discretion.

(k)The arbitrators may not award special, exemplary, punitive, consequential or indirect damages (including loss of, damage to or delay in profit, revenue or production) to the extent those damages are waived in this Agreement.

(l)All negotiations, mediation, and arbitration relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their respective Affiliates or their respective employees, officers, directors, counsel, consultants, and expert witnesses, except to the extent necessary to enforce any settlement agreement or arbitration award, to cause distributions under the Escrow Agreement, to enforce other rights of a Party, as required by Law or regulation, or for a bona fide business purpose, such as disclosure to accountants, shareholders, or third-party purchasers; provided, however, that breach of this confidentiality provision shall not void any settlement or award.

(m)Any papers, notices, or process necessary or proper for an arbitration hereunder, or any court action in connection with an arbitration or an award, may be served on a Party in the manner set forth elsewhere in this Agreement for the giving of notices.

(n)Any arbitration award may be recognized and enforced, and judgment on the award may be entered, by any court of competent jurisdiction. The Parties and their Affiliates agree to jointly request that any application for recognition or enforcement of an award be decided by the court on an expedited basis. All Parties and their Affiliates waive their right to appeal any court order confirming, recognizing, or enforcing an award to the maximum extent permitted by law. The Parties and their Affiliates do not waive any rights they may have to appeal a court order refusing to confirm, recognize, or enforce an award.

ARTICLE XIV
TERMINATION, DEFAULT AND REMEDIES
14.1    Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

(a)    by Sellers, at Sellers’ option, if any of the conditions set forth in Article VIII have not been satisfied on or before the Closing Date and, following written notice thereof from Sellers to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), such condition remains unsatisfied for a period of ten Business Days after Buyer’s receipt of written notice thereof from Seller;

Exhibit 10.1

(b)    by Buyer, at Buyer’s option, if any of the conditions set forth in Article VII have not been satisfied on or before the Closing Date and, following written notice thereof from Buyer to Sellers specifying the reason such condition is unsatisfied (including any breach by Sellers of this Agreement), such condition remains unsatisfied for a period of ten Business Days after Sellers’ receipt of written notice thereof from Buyer;

(c)    by Buyer if the condition set forth in Section 7.4 has not been satisfied on or before the Closing Date or by Sellers if the condition set forth in Section 8.4 is not satisfied on or before the Closing Date; or

(d)    by Sellers or Buyer if Closing shall not have occurred on or before March 31, 2014;
provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b) or (d) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.
14.2    Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1, then, except as provided in Section 3.2 and except for the provisions of Section 10.1(c) through Section 10.1(f), Section 10.2, Section 10.3, Section 13.11, this Section 14.2, Section 14.3, Article I and Article XV (other than Section 15.2(b), Section 15.7 and Section 15.8) and such of the defined terms set forth in Annex I to give context to such Sections, this Agreement shall forthwith become void, and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the material breach by a Party of any of its covenants or agreements hereunder, in which case the other Party shall have the right to seek all remedies available at law, and with respect to instructions to the Escrow Agent by Sellers and Buyer required under this Agreement or Buyer’s obligations under Section 6.3, specific performance or other equitable remedies for such material breach. The provision for retention of the Deposit in this Section 14.2 has been included because, in the event of a termination of this Agreement permitting Sellers to retain the Deposit, the actual damages which would be suffered by Sellers would be difficult if not impossible to measure accurately as of the date of this Agreement.

14.3    Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Sellers all title, engineering, geological and geophysical data, environmental assessments and reports, maps and other information furnished by Sellers to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case in accordance with the Confidentiality Agreement, and an officer of Buyer shall certify same to Sellers in writing.

ARTICLE XV
MISCELLANEOUS

15.1    Appendices, Exhibits and Schedules. All of the Annexes, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Annexes, Exhibits and Schedules prior to and as of the execution of this Agreement.

15.2    Expenses and Taxes.
(a)    Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Sellers in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, legal and accounting fees, costs and expenses.
(b)    Seller shall be allocated and bear all Asset Taxes attributable to (A) any Tax period ending prior to the Effective Time and (B) the portion of any Straddle Period ending immediately prior to

Exhibit 10.1

the date on which the Effective Time occurs. Buyer shall be allocated and bear all Asset Taxes attributable to (A) any Tax period or portion thereof beginning on or after the Effective Time and (B) the portion of any Straddle Period beginning on the date on which the Effective Time occurs.

(c)    For purposes of determining the allocations described in Section 15.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs and the portion of such Straddle Period beginning on the date on which the Effective Time occurs by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(d)    To the extent the actual amount of an Asset Tax is not determinable at the Closing or at the time of the determination of the Final Settlement Statement pursuant to Section 3.6, as applicable, (i) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (ii) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 15.2.

(e)    Buyer shall be responsible for payment to the applicable Taxing Authorities of all Asset Taxes that become due and payable on or after the Closing Date, and Buyer shall indemnify and hold Seller harmless for any failure to make such payments.

(f)    All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. Any and all sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”) shall be borne by Buyer.

(g)The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of tax returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such tax return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective Taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

15.3    Assignment. Subject to Section 15.18, this Agreement may not be assigned by any Seller or Buyer without prior written consent of the other Party; provided, however, that after the Survival Period, any Seller may assign its rights under this Agreement to an Affiliate of EnerVest, Ltd. and Buyer may assign its

Exhibit 10.1

rights under this Agreement to an Affiliate of Buyer, in each case, without prior written consent of the other Party. In the event the non-assigning Party consents to any such assignment or the assignment does not require consent pursuant to this Section 15.3, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment. Any assignment or other transfer by Buyer or its successors and assigns of any of the Assets shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred.

15.4    Preparation of Agreement. Sellers and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.5    Publicity. Sellers and Buyer shall promptly consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by Laws or the applicable rules and regulations of any stock exchange, neither Buyer nor Sellers shall issue any such press release or other public or private announcement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

15.6    Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested and received), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:
If to Sellers:
EnerVest, Ltd.
1001 Fannin, Suite 800
Houston, TX 77002
Attention: Mr. Phil DeLozier
Fax: (713) 659-3556
Email:    pdelozier@enervest.net
With a copy to (which shall not constitute notice):
EnerVest, Ltd.
1001 Fannin, Suite 800
Houston, TX 77002
Attention: Ms. Fabené Welch
Fax: (713) 659-3556

Exhibit 10.1

Email: fwelch@enervest.net
If to Buyer:
QEP Energy Company
1050 17th Street, Suite 500
Denver, CO 80265
Attention: Mr. Austin Murr
Fax: (303) 573-0307
Email: austin.murr@qepres.com
With a copy to (which shall not constitute notice):
QEP Energy Company
1050 17th Street, Suite 500
Denver, CO 80265
Attention: Mr. Christopher Woosley
Fax: (303) 294-9632
Email: chris.woosley@qepres.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties may change the address and the email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.6.
15.7    Further Cooperation. After Closing, Buyer and Sellers shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. During the term of the Transition Services Agreement, Sellers will use commercially reasonable efforts to assist Buyer with negotiation and finalization of a written gas gathering agreement between Buyer and Access Midstream Partners LLC.

15.8    Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) record all assignments executed at Closing in the records of the applicable Governmental Authority, (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all commercially reasonable action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.
15.9    Entire Agreement; Conflicts. THIS AGREEMENT, THE ANNEXES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY

Exhibit 10.1

AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLERS NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

15.10    Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Sellers and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

15.11    Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties against whom enforcement is sought.

15.12    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Sellers or Buyer or their respective officers, employees, agents or representatives and no failure by Sellers or Buyer to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Sellers and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.13    Governing Law; Jurisdiction.

(a)    This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the Laws of the State of Texas, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.
(b)    Subject to Sections 3.7, 11.2(j), 12.1(e) and 13.13, the Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Agreement,

Exhibit 10.1

the Transaction Documents or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)    To the extent that any Party hereto or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 15.13(b).

(d)    THE PARTIES AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.14    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.15    Removal of Name. As promptly as practicable, but in any case within 30 days after the Closing Date, Buyer shall eliminate the names “EnerVest Energy Institutional Fund XII-A, L.P.,” “EnerVest Energy Institutional Fund XII-WIB, L.P.,” “EnerVest Energy Institutional Fund XII-WIC, L.P.,” “EnerVest Holding, L.P.,” “EnerVest” and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Sellers or any of their Affiliates.

15.16    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

15.17    Seller Representative. Each Seller hereby constitutes and appoints EnerVest, Ltd. (the “Seller Representative”) as such Seller’s true and lawful agent and attorney-in-fact, to act in the name and on behalf of such Seller as follows:
(i)to execute all documents, make all elections, and take all action on such Seller’s behalf with respect to this Agreement and the transactions contemplated hereby, including the negotiation and drafting of this Agreement and the documents to be delivered at Closing;

Exhibit 10.1

(ii)to grant such waivers and consents on behalf of such Seller under this Agreement as the Seller Representative in its sole discretion shall deem advisable;
(iii)to receive and give receipt for all notices and other communications required or permitted to be given to such Seller under this Agreement;
(iv)to receive on behalf of Sellers any payments made by Buyer or the Escrow Agent pursuant to the terms hereof;
(v)to exercise any and all of such Seller’s rights under or in connection with this Agreement; and
(vi)to take any other action authorized or required to be taken by the Seller Representative on behalf of such Seller pursuant to the terms of this Agreement.
Each Seller covenants and agrees that it shall be bound by all actions taken by the Seller Representative on such Seller’s behalf arising in connection with or related to this Agreement and the transactions contemplated hereby. Each Seller acknowledges that the powers and authority granted in this Section 15.17 are coupled with an interest sufficient in Law to support an irrevocable power of attorney and, unless this Agreement is terminated pursuant to Article XIV, shall be irrevocable to the fullest extent permitted by Law. Each Seller and the Seller Representative agree to jointly and severally indemnify Buyer for any claims that arise against Buyer as a result of reliance on this power of attorney as to such Seller. Each Seller agrees that it will not bring any claim against the Seller Representative which relates to or results from its performance of the duties of the Seller Representative as set forth in this Section 15.17.
15.18    Like-Kind Exchange. At Buyer’s request, Sellers shall take all actions reasonably requested by Buyer to effectuate all or any part of the transactions contemplated by this Agreement as a reverse like-kind exchange for the benefit of Buyer in accordance with Section 1031 of the Code and Rev. Proc. 2000-37, including executing an instrument acknowledging and consenting to any assignment by Buyer of its rights (but not its obligations) hereunder to a qualified intermediary or an exchange accommodation titleholder. In furtherance of the foregoing and notwithstanding anything contained in this Agreement to the contrary, Buyer may assign its rights under this Agreement to a “qualified intermediary” or an “exchange accommodation titleholder” in order to facilitate, at no cost or expense to Sellers, a reverse like-kind exchange under Section 1031 of the Code; provided, however, that neither Buyer’s assignment nor any other actions taken by Buyer or any other Person in connection with the like-kind exchange shall release Buyer from, or modify, any of Buyer’s liabilities and obligations (including indemnity obligations to Sellers) under this Agreement, and Sellers make no representations as to any particular tax treatment that may be afforded to Buyer by reason of such assignment or any other actions taken in connection with the like-kind exchange. Sellers will issue all closing documents to the applicable qualified intermediary or exchange accommodation titleholder if so directed by Buyer prior to Closing. Notwithstanding the foregoing, Sellers shall not be required, solely for the purpose of Sellers’ cooperation with Buyer’s like-kind exchange, to incur any additional cost, obligation or liability, and Buyer shall indemnify, defend and hold Sellers harmless from and against any and all such costs, obligations or liabilities (including reasonable attorneys’ fees), proceedings and causes of actions of any kind incurred or suffered by Sellers and solely attributable to such like-kind exchange transaction. In no event shall the Closing be delayed because of Buyer’s like-kind exchange transaction. The provisions of this Section 15.18 shall survive the Closing of this Agreement.

Signature Pages Follow

IN WITNESS WHEREOF, Sellers and Buyer have executed this Agreement as of the date first written above.

Exhibit 10.1

SELLERS:

ENERVEST HOLDING, L.P.
By:    EnerVest Operating, L.L.C.,
its General Partner

By: /s/ Stephen A. McDaniel
Name:    Stephen A. McDaniel

Title:	Executive Vice President and
Chief Operating Officer

ENERVEST ENERGY INSTITUTIONAL
FUND XII-A, L.P.
By:    EnerVest, Ltd.,
its General Partner
By:    EnerVest Management GP, L.C.,
its General Partner
By: /s/James M. Vanderhider
Name:    James M. Vanderhider
Title:     Executive Vice President and
Chief Financial Officer
ENERVEST ENERGY INSTITUTIONAL
FUND XII-WIB, L.P.
By:    EnerVest, Ltd.,
its General Partner
By:    EnerVest Management GP, L.C.,
its General Partner
By: /s/James M. Vanderhider
Name:    James M. Vanderhider
Title:     Executive Vice President and
Chief Financial Officer

Exhibit 10.1

ENERVEST ENERGY INSTITUTIONAL
FUND XII-WIC, L.P.
By:    EnerVest Holding, LLC,
its General Partner

By:    EnerVest, Ltd.,
its Sole Member
By:    EnerVest Management GP, L.C.,
its General Partner
By: /s/James M. Vanderhider
Name:    James M. Vanderhider
Title:     Executive Vice President and
Chief Financial Officer

Acknowledged and agreed solely with respect to Section 15.17:
ENERVEST, LTD.
By:    EnerVest Management GP, L.C.,
its General Partner

By: /s/James M. Vanderhider
Name:    James M. Vanderhider

Title:	Executive Vice President and
Chief Financial Officer

Exhibit 10.1

BUYER:

QEP Energy Company

By: /s/ Austin S. Murr
Name: Austin S. Murr
Title:    Senior Vice President, Land and
Business Development

Exhibit 10.1

ANNEX I
DEFINED TERMS
Capitalized terms used herein shall have the meanings set forth in this Annex I unless the context requires otherwise.
“AAA” shall have the meaning set forth in Section 13.13.
“Accounting Arbitrator” shall have the meaning set forth in Section 3.7.
“Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.
“AFEs” shall have the meaning set forth in Section 4.13.
“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Deductible” shall mean one and one-half percent (1.5%) of the Purchase Price.
“Agreement” shall have the meaning set forth in the introductory paragraph herein.
“Allocated Values” shall have the meaning set forth in Section 3.8.
“Applicable Contracts” shall mean the Contracts described on Exhibit C to which any Seller is a party or is bound relating to any of the Assets and (in each case) that will be binding on Buyer after Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.
“Asset Taxes” shall mean ad valorem, property, severance, production, sales, use and similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.
“Assets” shall have the meaning set forth in Section 2.1.
“Assignment” shall mean the Assignment and Bill of Sale from Sellers to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit G.
“Assumed Obligations” shall have the meaning set forth in Section 13.1.

Exhibit 10.1

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).
“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.
“Buyer” shall have the meaning set forth in the introductory paragraph herein.
“Buyer’s Auditor” shall have the meaning set forth in Section 6.9.
“Buyer’s Environmental Liabilities” shall have the meaning set forth in Section 12.1.
“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.
“Buyer’s Representatives” shall have the meaning set forth in Section 10.1(a).
“Casualty Loss” shall have the meaning set forth in Section 11.3(b).
“Claim Notice” shall have the meaning set forth in Section 13.7(b).
“Closing” shall have the meaning set forth in Section 9.1.
“Closing Date” shall have the meaning set forth in Section 9.1.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement between EnerVest, Ltd. and Buyer dated as of October 10, 2013.
“Consent” shall have the meaning set forth in Section 4.4.
“Contract” shall mean any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.
“Cure Period” shall have the meaning set forth in Section 11.2(c).
“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.
“Decommission” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority or agreements including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.
“Defensible Title” shall mean such title of Sellers with respect to the Leases, Wells and Well Locations that, as of the Effective Date and the Defect Notice Date and subject to Permitted Encumbrances:

Exhibit 10.1

(a)    with respect to each Lease, Well or Well Location (subject to any Specified Limitations), entitles Sellers to receive not less than the Net Revenue Interest set forth on Exhibit A or Schedule 3.8 for the specified zones or depths for such Lease, Well or Well Location, except for (i) decreases in connection with those operations in which Sellers or their successors or assigns may from and after the date of this Agreement elect with Buyer’s consent to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment with Buyer’s consent from and after the date of this Agreement of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries and (iv) as otherwise set forth on Exhibit A, Exhibit B or Schedule 3.8, as applicable;
(b)    with respect to each Lease, Well or Well Location (subject to any Specified Limitations), obligates Sellers to bear not more than the Working Interest set forth on Exhibit A or Schedule 3.8 for the specified zones or depths for such Lease, Well or Well Location, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that such increases are accompanied by a proportionate increase in Sellers’ Net Revenue Interest and (iii) as otherwise set forth on Exhibit A, Exhibit B or Schedule 3.8, as applicable; and
(c)    is free and clear of all Encumbrances.
“Deposit” shall have the meaning set forth in Section 3.2(a).
“Dispute” shall have the meaning set forth in Section 13.13.
“Dispute Notice” shall have the meaning set forth in Section 3.6(a).
“Disputed Title Matters” shall have the meaning set forth in Section 11.2(j).
“Effective Time” shall mean 7:00 a.m. (Central Time) on November 1, 2013.
“email” shall have the meaning set forth in Section 15.6.
“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge, net profits interest, production payment or similar encumbrance.
“EnerVest Holding” shall have the meaning set forth in the first paragraph herein.
“EnerVest XII-A” shall have the meaning set forth in the first paragraph herein.
“EnerVest XII-WIB” shall have the meaning set forth in the first paragraph herein.
“EnerVest XII-WIC” shall have the meaning set forth in the first paragraph herein.
“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(e).
“Environmental Claim Date” shall have the meaning set forth in Section 12.1(a).
“Environmental Condition” shall mean (a) a condition existing on the date of this Agreement with respect to the air, soil, subsurface, surface waters, ground waters and sediments that causes an Asset (or Sellers with respect to an Asset) not to be in compliance with any Environmental Law or (b) the existence as of the date of this Agreement with respect to the Assets or their operation thereof of any environmental

Exhibit 10.1

pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.
“Environmental Defect” shall mean an Environmental Condition with respect to an Asset.
“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).
“Environmental Laws” shall mean all Laws in effect as of the date of this Agreement, including common law, relating to the protection of the public health, welfare and the environment, including, those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include (a) good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority or (b) the Occupational Safety and Health Act or any other Law governing worker safety or workplace conditions.
“Escrow Agent” shall mean Wells Fargo Bank, N.A.
“Escrow Agreement” shall mean the Escrow Agreement of even date herewith between Sellers, Buyer and the Escrow Agent and related to the Deposit and the Holdback Amount.
“Escrow Claim” shall have the meaning set forth in Section 3.10(b).
“Escrow Claim Notice” shall have the meaning set forth in Section 3.10(b).
“Excluded Assets” shall mean (a) all of Sellers’ corporate minute books, financial records and other business records that relate to Sellers’ business generally (including the ownership and operation of the Assets); (b) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all trade credits, all accounts, all receivables and all other proceeds, income or revenues attributable to the Assets and attributable to any period of time prior to the Effective Time; (c) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all claims and causes of action of any Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 11.3 and to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all rights and interests of Sellers (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (f) all claims of any Seller or its Affiliates for refunds of, rights to receive funds from any Governmental Authority, or loss carry forwards or credits with respect to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income Taxes or (iii) any Taxes attributable to the Excluded Assets; (g) all personal computers and associated peripherals and all radio and telephone equipment; (h) all of Sellers’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of Sellers that may be protected by an attorney-client privilege or any attorney work product doctrine excluding, however, title opinions; (j) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties; (k) all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (l) all geophysical and other seismic and related technical data and information relating to the Assets which Sellers may not disclose, assign or transfer under its existing agreements and licenses without making any additional

Exhibit 10.1

payments, or incurring any liabilities or obligations except to the extent such payments, liabilities and obligations are permitted to be assumed by Buyer under the applicable agreements and the same are assumed by Buyer; (m) documents prepared or received by Sellers or their Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Sellers, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Sellers or their Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Sellers, its respective representatives, and any prospective purchaser other than Buyer and (v) correspondence between Sellers or any of their representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (n) any offices, office leases and any personal property located in or on such offices or office leases; (o) any leases and other assets specifically listed on Exhibit F; (p) any Hedge Contracts; (q) any debt instruments; and (r) any assets described in Section 2.1(d) or Section 2.1(e) that are not assignable.
“Execution Date” shall have the meaning set forth in the introductory paragraph herein.
“Filings” shall have the meaning set forth in Section 6.9.
“Final Price” shall have the meaning set forth in Section 3.6(a).
“Final Settlement Statement” shall have the meaning set forth in Section 3.6(a).
“GAAP” shall mean United States generally accepted accounting principles as in effect on the date hereof.
“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing Authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Hazardous Substances” shall mean any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws.
“Hedge Contract” shall mean any Contract to which any Seller is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Holdback Amount” shall have the meaning set forth in Section 3.10(a).
“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.
“Imbalances” shall mean all Well Imbalances and Pipeline Imbalances.
“Income Taxes” shall mean any income, franchise and similar Taxes.
“Indemnified Party” shall have the meaning set forth in Section 13.7(a).
“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).

Exhibit 10.1

“Indemnity Cap” shall have the meaning set forth in Section 13.4(b).
“Indemnity Deductible” shall mean one and one-half percent (1.5%) of the Purchase Price.
“Individual Environmental Threshold” shall have the meaning set forth in Section 12.1(d).
“Individual Indemnity Threshold” shall have the meaning set forth in Section 13.4(a).
“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i).
“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.
“Knowledge” shall mean with respect to Sellers, the actual knowledge (after due inquiry) of the following Persons: Jud Walker, Brandon Harbaugh, Kevin Leonard, Josh Coldwell and Mike Walther.
“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
“Leases” shall have the meaning set forth in Section 2.1(a).
“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, demands, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith.
“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in (i) a material adverse effect on the ownership, operation or value of the Assets that is reasonably expected to equal or exceed ninety five million dollars ($95,000,000) or (ii) a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of Sellers taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Buyer; (c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (e) acts of God, including hurricanes, storms or other naturally occurring events; (f) acts or failures to act of Governmental Authorities; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) a change in Laws and any interpretations thereof from and after the date of this Agreement; (j) any reclassification or recalculation of reserves in the ordinary course of business; (k) changes in the prices of Hydrocarbons; and (l) natural declines in well performance.
“Material Contracts” shall have the meaning set forth in Section 4.7(a).
“Net Casualty Loss” shall have the meaning set forth in Section 11.3(b).
“Net Revenue Interest” shall mean, with respect to any Lease, Well or Well Location (subject to any reservations, limitations or depth restrictions set forth on Exhibit A or Exhibit B), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease, Well or Well Location (subject to

Exhibit 10.1

any reservations, limitations or depth restrictions set forth on Exhibit A or Exhibit B), after giving effect to all Burdens.
“New Wells” shall have the meaning set forth in Section 2.3.
“NORM” shall mean naturally occurring radioactive material.
“Operating Expenses” shall have the meaning set forth in Section 2.3.
“Overhead Costs” shall mean with respect to those Assets that are operated by a Sellers or a Third Party and (a) are burdened by an existing joint operating agreement covering such Assets, the amount representing the overhead or general and administrative fee that is charged to other working interest owners with interests in such Assets as set forth in the accounting procedures attached to such joint operating agreement, which amount is attributable to the Assets during the Interim Period, and (b) with respect to those Assets that are not burdened by an existing joint operating agreement, an amount equal to a portion of $12,000.00 per Well per month undergoing drilling or completion operations and $1,200.00 per producing Well per month attributable to the Assets during the Interim Period.
“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.
“Permitted Encumbrances” shall mean:
(a)    all Burdens if the net cumulative effect of such Burdens does not operate to reduce the Net Revenue Interest of Sellers with respect to any Lease, Well or Well Location to an amount less than the Net Revenue Interest set forth on Exhibit A or Exhibit B for such Lease, Well or Well Location, and does not obligate Sellers to bear a Working Interest with respect to any Lease, Well or Well Location in any amount greater than the Working Interest set forth on Exhibit A or Exhibit B for such Lease, Well or Well Location (unless the Net Revenue Interest for such Lease, Well or Well Location is greater than the Net Revenue Interest set forth on Exhibit A or Exhibit B in the same or greater proportion as any increase in such Working Interest);
(b)    liens for Taxes not yet due or delinquent;
(c)    required consents to assignment and similar agreements;
(d)    Customary Post-Closing Consents;
(e)    conventional rights of reassignment;
(f)    such Title Defects as Buyer may have waived or is deemed to have waived pursuant to the terms of this Agreement;
(g)    all Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

Exhibit 10.1

(h)    rights of a common owner of any interest in rights-of-way, permits or easements held by Sellers and such common owner as tenants in common or through common ownership;
(i)    easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair with the ownership, operation or use of the affected Asset;
(j)    vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Sellers;
(k)    liens created under the Assets or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Sellers;
(l)    with respect to any interest in the Assets acquired through compulsory pooling, failure of the records of any Governmental Authority to reflect Sellers as the owner of an Asset;
(m)    any Encumbrance affecting the Assets that is discharged by Sellers at or prior to Closing;
(n)    any matter set forth on Exhibit A or Exhibit B; and
(o)    mortgage liens burdening a lessor’s interest in the Assets, provided that with respect to any Lease entered into after the date of such mortgages, such mortgages are subordinated to the interests of Sellers in the affected Lease.
“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.
“Personal Property” shall have the meaning set forth in Section 2.1(f).
“Pipeline Imbalance” shall mean any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Sellers under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Sellers pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, transportation, storage or processing facility.
“Preferential Purchase Right” shall have the meaning set forth in Section 4.10.
“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.5.
“Purchase Price” shall have the meaning set forth in Section 3.1.
“Records” shall have the meaning set forth in Section 2.1(g).

Exhibit 10.1

“Records Period” shall have the meaning set forth in Section 6.9.
“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.
“Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of 10%) of the cost (net to Sellers’ interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost-effective Remediation of such Environmental Condition.
“Securities Act” shall have the meaning set forth in Section 6.9.
“Seller” and “Sellers” shall have the meanings set forth in the introductory paragraph of this Agreement.
“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.
“Seller Representative” shall have the meaning set forth in Section 15.17.
“Special Warranty Claim Notice” shall have the meaning set forth in Section 11.1(c)(i).
“Specified Limitations” shall mean, subject to any matter set forth on Exhibit A or Exhibit B, as applicable, any reservations, limitations or depth restrictions described on Schedule 3.8.
“Specified Obligations” shall have the meaning set forth Section 13.1(b).
“Specified Representations” shall mean the representations and warranties in Sections 4.1, 4.2, 4.21, 5.1, 5.2, 5.10 and 5.11.
“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.
“Survival Period” shall have the meaning set forth in Section 11.1(c)(i).
“Taxes” shall mean any taxes, assessments and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.
“Taxing Authority” shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Third Party Claim” shall have the meaning set forth in Section 13.7(b).
“Title Arbitrator” shall have the meaning set forth in Section 11.2(j).

Exhibit 10.1

“Title Benefit” shall mean, with respect to each Lease, Well and Well Location shown on Exhibit A or Exhibit B, any right, circumstance or condition that operates to increase the Net Revenue Interest of Sellers above that shown for such Lease, Well or Well Location on Exhibit A or Exhibit B to the extent the same does not cause a greater than proportionate increase in Sellers’ Working Interest therein above that shown on Exhibit A or Exhibit B, or (b) to decrease the Working Interest of Sellers in any Lease, Well or Well Location below that shown for such Lease, Well or Well Location on Exhibit A or Exhibit B to the extent the same causes a decrease in Sellers’ Working Interest that is proportionately greater than the decrease in Sellers’ Net Revenue Interest therein below that shown on Exhibit A or Exhibit B.
“Title Benefit Amount” shall have the meaning set forth in Section 11.2(e).
“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).
“Title Benefit Property” shall have the meaning set forth in Section 11.2(b).
“Title Claim Date” shall have the meaning set forth in Section 11.2(a).
“Title Defect” shall mean any Encumbrance, defect or other matter that causes Sellers not to have Defensible Title in and to the Leases, Wells or Well Locations as of the Effective Time, without duplication; provided that the following shall not be considered Title Defects:
(a)    defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Asset;
(b)    defects based on a gap in Sellers’ chain of title in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;
(c)    defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings unless Buyer provides affirmative evidence that such failure or omission results in another Person’s actual and superior claim of title to the relevant Asset;
(d)    any Encumbrance or loss of title resulting from Sellers’ conduct of business in compliance with this Agreement;
(e)    defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person’s actual and superior claim of title to the relevant Lease or Well;
(f)    defects that affect only which Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment);
(g)    defects based solely on: (i) lack of information in Sellers’ files; (ii) references to an unrecorded document(s) to which neither Sellers nor any Affiliate is a party, if such document is dated earlier than January 1, 1960 and is not in Sellers’ files; or (iii) Tax assessment, Tax payment or similar records (or the absence of such activities or records);
(h)    defects arising out of lack of survey, unless a survey is expressly required by Laws; and

Exhibit 10.1

(i)    defects that have been cured by Laws of limitations or presumptions.
“Title Defect Amount” shall have the meaning set forth in Section 11.2(g).
“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).
“Title Defect Property” shall have the meaning set forth in Section 11.2(a).
“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.
“Transfer Taxes” shall have the meaning set forth in Section 15.2(f).
“Transition Services Agreement” shall mean the Transition Services Agreement by and between Sellers and Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit H.
“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.
“Units” shall have the meaning set forth in Section 2.1(c).
“Wells” shall have the meaning set forth in Section 2.1(b).
“Well Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Sellers therein and the shares of production from the relevant Well to which Sellers are entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead.
“Well Location” shall mean each well location set forth on Exhibit B.
“Working Interest” shall mean, with respect to any Lease, Well or Well Location (subject to any reservations, limitations or depth restrictions described on Exhibit A or Exhibit B), the interest that is burdened with the obligation to bear and pay costs and expenses of maintenance, development, operation and production.

Exhibit 10.1

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale Agreement (this "Amendment'), dated as of January 31, 2014, is by and among EnerVest Holding, L.P., a Texas limited partnership, EnerVest Energy Institutional Fund XII -A, L.P., a Delaware limited partnership, EnerVest  Energy Institutional Fund XII-WIB, L.P., a Delaware limited partnership, and EnerVest Energy Institutional Fund XII-WIC, L.P., a Delaware limited partnership (collectively "Sellers" and each individually a "Seller"), and QEP Energy Company, a Texas corporation ("Buyer" ). Sellers and Buyer are collectively referred to herein as the "Parties," and are sometimes referred to individually as a "Party." Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase and Sale Agreement (as defined below).

RECITALS

WHEREAS, Sellers and Buyer are parties to that certain Purchase and Sale Agreement dated December 6, 2013 (the "Purchase and Sale Agreement" ); and

WHEREAS, the Parties wish to amend the Purchase and Sale Agreement in accordance with the provisions of this Amendment.

NOW, THEREFORE, for and in consideration of the mutual agreements contained in the Purchase and Sale Agreement and this Amendment and other good and valuable consideration, Sellers and Buyer agree as follows:

AGREEMENT

Section 1. Amendments to the Purchase and Sale Agreement.

(a)	Section 9.1 of the Purchase and Sale Agreement is amended by replacing "January 31" with "February 19".

(b)	Section 9.3(f) of the Purchase and Sale Agreement is deleted and replaced in its entirety with the words "[Reserved]".

(c)	Exhibit D to the Purchase and Sale Agreement is deleted and replaced in its entirety by Exhibit D attached to this Amendment. · .

(d)	The Purchase and Sale Agreement is amended by adding a new Section 6.10 as follows:

6.10 Letters-in -lieu. Upon Buyer's reasonable request after the Closing, each Seller as applicable shall deliver, on forms supplied by Buyer and reasonably acceptable to Sellers, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

Section 2. Confirmation. Except as specifically provided in this Amendment, all terms and provisions of the Purchase and Sale Agreement shall remain unchanged and in full force and effect, and the Purchase and Sale Agreement, as modified by this Amendment, is hereby ratified, acknowledged and reaffirmed by the Parties. The execution of this Amendment shall not directly or indirectly in any way whatsoever either: (a} impair, prejudice or otherwise adversely affect any Party 's right at any time to exercise any right, privilege or remedy in connection with the Purchase and Sale Agreement; (b) amend or alter any provision of the Purchase and Sale Agreement (other than the amendments provided for in this Amendment); or (c) constitute any course of dealing or other basis for altering any obligation of any Party 's or any right, privilege or remedy of any Party's under the Purchase and Sale Agreement.

Exhibit 10.1

Section 3. Amendment. This Amendment may be amended only by an instrument in writing executed by all Parties.

Section 4. Entire Agreement. This Amendment, the Exhibit hereto , the Purchase and Sale Agreement (together with the annexes, exhibits and schedules thereto), the Transaction Documents and the Confidentiality Agreement collectively constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements , understandings, negotiations and discussions, whether oral or written , of the Parties pertaining to the subject matter hereof.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts and all such counterparts shall be taken together as one document. Signatures on this Amendment transmitted by fax or other electronic means shall constitute and be deemed original signatures and be binding for all purposes.

Section 6. Miscellaneous. Each reference in the Purchase and Sale Agreement to "this Agreement", "hereunder", "hereof ', "herein" or any other word or words of similar import shall mean and be a reference to the Purchase and Sale Agreement as amended hereby. Capitalized terms used, but not defined herein, shall have the meanings given to those terms in the Purchase and Sale Agreement. Sections 15.3 (Assignment), 15.6 (Notices), 15.10 (Parties in Interest) ,
15.13 (Governing Law; Jurisdiction) and 15.14 (Severability) of the Purchase and Sale Agreement shall apply to this Amendment as if set forth in full in this Amendment, mutatis mutandis.

Signature Pages Follow

Exhibit 10.1

EXECUTED as of the date first written above.

SELLERS:

ENERVEST ENERGY INSTITUTIONAL FUND XII-A, L.P.
ENERVEST ENERGY INSTITUTIONAL FUND XII-WIB, L.P.

By:    EnerVest, Ltd.,
its General Partner
By:    EnerVest Management GP, L.C.,
its General Partner
By:    /s/James M. Vanderhider
Name:    James M. Vanderhider
Title:    Executive Vice President and
Chief Financial Officer
ENERVEST ENERGY INSTITUTIONAL FUND XII-WIC, L.P.
By:    EnerVest Holding, LLC,
its General Partner

By:     EnerVest, Ltd.,
its Sole Member
By:    EnerVest Management GP, L.C.,
its General Partner
By:     /s/James M. Vanderhider
Name:    James M. Vanderhider
Title:     Executive Vice President and
Chief Financial Officer

Signature Page to First Amendment to PSA

Exhibit 10.1

ENERVEST HOLDING, L.P.
By:    EnerVest Operating L.L.C,
its General Partner

By:     /s/James M. Vanderhider
Name:    James M. Vanderhider

Title:	Executive Vice President and
Chief Financial Officer

BUYER:

QEP Energy Company

By: /s/ Austin S. Murr
Name: Austin S. Murr

Title:	Senior Vice President, Land and
Business Development

Signature Page to First Amendment to PSA

Exhibit 10.1

SECOND AMENDMENT TO PURCHA SE AND SALE AGREEMENT

This Second Amendment to Purchase and Sale Agreement (this "Amendment' ), dated as of February 15, 2014, is by and among EnerVest Holding, L.P., a Texas limited partnership, EnerVest Energy Institutional Fund XTT-A, L.P., a Delaware limited partnership, EnerVest Energy Institutional Fund XI I-WIB, L.P., a Delaware limited partnership , and EnerVest Energy Institutional Fund XII-WIC, L.P., a Delaware limited partnership (collectively "Sellers" and each individually a "Seller") , and QEP Energy Company, a Texas corporation (''Buyer"). Sellers and Buyer are collectively referred to herein as the "Parties," and are sometimes referred to individually as a "Party." Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase and Sale Agreement (as defined below).

RECITALS

WHEREAS, Sellers and Buyer are parties to that certain Purchase and Sale Agreement dated December 6, 2013, as amended by that certain First Amendment to Purchase and Sale Agreement dated January 31, 20 14 (the "Purchase and Sale Agreement'"); and

WHEREAS , the Parties wish to amend the Purchase and Sale Agreement in accordance with the provisions of this Amendment.

NOW, THEREFORE , for and in consideration of the mutual agreements contained in the Purchase and Sale Agreement and this Amendment and other good and valuable consideration, Sellers and Buyer agree as follows:

AGREEMENT

Section 1. Amendments to the Purchase and Sale Agreement.

(a)	Section 9.1 of the Purchase and Sale Agreement is amended by replacing "February 19" with "February 25".

Section 2. Confirmation. Except as specifically provided in this Amendment , all terms and provisions of the Purchase and Sale Agreement shall remain unchanged and in full force and effect, and the Purchase and Sale Agreement , as modified by this Amendment, is hereby ratified, acknowledged and reaffirmed by the Parties. The execution of this Amendment shall not directly or indirectly in any way whatsoever either: (a) impair, prejudice or otherwise adversely affect any Party's right at any time to exercise any right , privilege or remedy in connection with the Purchase and Sale Agreement; (b) amend or alter any provision of the Purchase and Sale Agreement (other than the amendments provided for in this Amendment); or (c) constitute any course of dealing or other basis for altering any obligation of any Party's or any right, privilege or remedy of any Party's under the Purchase and Sale Agreement.

Section 3. Amendment. This Amendment may be amended only by an instrument in writing executed by all Parties.

Section 4. Entire Agreement. This Amendment , the Exhibit hereto, the Purchase and Sale Agreement (together with the annexes, exhibits and schedules thereto) , the Transaction Documents and the Confidentiality Agreement collectively constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings , negotiations and discussions, whether oral or written , of the Parties pertaining to the subject matter hereof.

Section 5. Counterparts. This Amendment may be executed i n any number of counterparts and all such counterparts shall be taken together as one document. Signatures on this Amendment transmitted by fax or other electronic means shall constitute and be deemed original signatures and be binding for all purposes.

Section 6. Miscellaneous. Each reference in the Purchase and Sale Agreement to "this Agreement" ,

Exhibit 10.1

''hereunder", ..hereof ', ''herein" or any other word or words of similar import shall mean and be a reference to the Purchase and Sale Agreement as amended hereby. Capitalized terms used , but not defined herein, shall have the meanings given to those terms in the Purchase and Sale Agreement. Sections 15.3 (Assignment). 15.6 (Notices), 15.l 0 (Parties in Interest),
15.13 (Governing Law; Jurisdiction) and 15.14 (Severability) of the Purchase and Sale Agreement shall apply to this Amendment as if set forth in full in this Amendment , mutatis mutandis.

Signature Pages Follow

Exhibit 10.1

EXECUTED as of the date first written above.

SELLERS:

ENERVEST ENERGY INSTITUTIONAL FUND XII-A, L.P.
ENERVEST ENERGY INSTITUTIONAL FUND XII-WIB, L.P.

By:    EnerVest, Ltd.,
its General Partner
By:    EnerVest Management GP, L.C.,
its General Partner
By:    /s/James M. Vanderhider
Name:    James M. Vanderhider
Title:    Executive Vice President and
Chief Financial Officer
ENERVEST ENERGY INSTITUTIONAL FUND XII-WIC, L.P.
By:    EnerVest Holding, LLC,
its General Partner

By:     EnerVest, Ltd.,
its Sole Member
By:    EnerVest Management GP, L.C.,
its General Partner
By:     /s/James M. Vanderhider
Name:    James M. Vanderhider
Title:     Executive Vice President and
Chief Financial Officer

Signature Page to Second Amendment to PSA

Exhibit 10.1

ENERVEST HOLDING, L.P.
By:    EnerVest Operating L.L.C,
its General Partner

By:     /s/James M. Vanderhider
Name:    James M. Vanderhider

Title:	Executive Vice President and
Chief Financial Officer

BUYER:

QEP Energy Company

By: /s/ Austin S. Murr
Name: Austin S. Murr

Title:	Senior Vice President, Land and
Business Development

Signature Page to Second Amendment to PSA